Exhibit 99.2

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Baker Hughes, a GE company:
Opinion on the Consolidated and Combined Financial Statements
We have audited the accompanying consolidated and combined statement of financial position of Baker Hughes, a GE company and subsidiaries (the “Company”) as of December 31, 2017, the related consolidated and combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated and combined financial statements”). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 1 to the consolidated and combined financial statements, the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.
Basis for Opinion
These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2017.

Houston, Texas
February 23, 2018, except as to
Note 1 which is as of November 13, 2018

BHGE Financial Statements & Notes | 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Baker Hughes, a GE company:
We have audited the accompanying combined statement of financial position of GE Oil and Gas (a business within General Electric Company) as of December 31, 2016, and the related combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2016. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2016, and the results of its operations and its cash flows for the years in the year ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 1 to the combined financial statements, the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG S.p.A.
Florence, Italy
March 16, 2017, except as to Note 17 which is as of December 4, 2017, and Note 1 which is as of November 13, 2018

BHGE Financial Statements & Notes | 2

BAKER HUGHES, A GE COMPANY
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS)

	Year Ended December 31,
(In millions, except per share amounts)	2017	2016
Revenue:
Sales of goods	$11,062	$9,462
Sales of services	6,117	3,620
Total revenue	17,179	13,082
Costs and expenses:
Cost of goods sold	9,486	7,829
Cost of services sold	4,657	2,321
Selling, general and administrative expenses	2,535	1,926
Restructuring, impairment and other	412	516
Merger and related costs	373	33
Total costs and expenses	17,463	12,625
Operating income (loss)	(284)	457
Other non operating income, net	80	3
Interest expense, net	(131)	(102)
Income (loss) before income taxes and equity in loss of affiliate	(335)	358
Equity in loss of affiliate	(11)	—
Provision for income taxes	(45)	(173)
Net income (loss)	(391)	185
Less: Net income attributable to GE O&G pre-merger	42	254
Less: Net loss attributable to noncontrolling interests	(330)	(69)
Net loss attributable to Baker Hughes, a GE company	$(103)	$—

Per share amounts:
Basic and diluted loss per Class A common share	$(0.24)

Cash dividend per Class A common share	$0.35
Special dividend per Class A common share	$17.50

See Notes to Consolidated and Combined Financial Statements

BHGE Financial Statements & Notes | 3

BAKER HUGHES, A GE COMPANY
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
(In millions)	2017	2016
Net income (loss)	$(391)	$185
Less: Net income attributable to GE O&G pre-merger	42	254
Less: Net loss attributable to noncontrolling interests	(330)	(69)
Net loss attributable to Baker Hughes, a GE company	(103)	—
Other comprehensive income (loss):
Investment securities	4	—
Foreign currency translation adjustments	(14)	(416)
Cash flow hedges	12	(8)
Benefit plans	55	54
Other comprehensive income (loss)	57	(370)
Less: Other comprehensive loss attributable to GE O&G pre-merger	(69)	(356)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	80	(14)
Other comprehensive income attributable Baker Hughes, a GE company	46	—
Comprehensive loss	(334)	(185)
Less: Comprehensive loss attributable to GE O&G pre-merger	(27)	(102)
Less: Comprehensive loss attributable to noncontrolling interests	(250)	(83)
Comprehensive loss attributable to Baker Hughes, a GE company	$(57)	$—

See Notes to Consolidated and Combined Financial Statements

BHGE Financial Statements & Notes | 4

BAKER HUGHES, A GE COMPANY
CONSOLIDATED AND COMBINED STATEMENTS OF FINANCIAL POSITION

	December 31,
(In millions, except par value)	2017	2016
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash (1)	$7,030	$981
Current receivables, net	6,015	2,564
Inventories, net	4,507	3,166
All other current assets	872	633
Total current assets	18,424	7,344
Property, plant and equipment, less accumulated depreciation	6,959	2,325
Goodwill	19,927	6,680
Other intangible assets, net	6,358	2,449
Contract and other deferred assets	2,044	1,509
All other assets	2,073	573
Deferred income taxes	715	586
Total assets (1)	$56,500	$21,466
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,377	$1,896
Short-term debt and current portion of long-term debt (1)	2,037	239
Progress collections and deferred income	1,775	2,038
All other current liabilities	2,038	1,151
Total current liabilities	9,227	5,324
Long-term debt	6,312	38
Deferred income taxes	490	880
Liabilities for pensions and other employee benefits	1,172	519
All other liabilities	889	425
Equity:
Class A common stock, $0.0001 par value - 2,000 authorized, 422 issued and outstanding as of December 31, 2017	—	—
Class B common stock, $0.0001 par value - 1,250 authorized, 707 issued and outstanding as of December 31, 2017	—	—
Capital in excess of par value	15,083	—
Parent's net investment	—	16,001
Retained loss	(103)	—
Accumulated other comprehensive loss	(703)	(1,888)
Baker Hughes, a GE company equity	14,277	14,113
Noncontrolling interests	24,133	167
Total equity	38,410	14,280
Total liabilities and equity	$56,500	$21,466

(1)
Total assets include $1,124 million of assets held on behalf of GE, of which $997 million is cash and equivalents and $127 million is investment securities at December 31, 2017 and a corresponding amount of liability is reported in short-term borrowings. See "Note 18. Related Party Transactions" for further details.

See Notes to Consolidated and Combined Financial Statements

BHGE Financial Statements & Notes | 5

BAKER HUGHES, A GE COMPANY
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

(In millions, except per share amounts)	Class A Common Stock	Class B Common Stock	Capital in Excess of Par Value	Parent's Net Investment	Retained Loss	Accumulated Other Comprehensive Loss	Non-controlling Interests	Total
Balance at December 31, 2015	$—	$—	$—	$15,920	$—	$(1,532)	$157	$14,545
Effect of adoption of ASU 2014-09				(432)				(432)
Comprehensive income:
Net income (loss)				254			(69)	185
Other comprehensive loss						(356)	(14)	(370)
Changes in Parent's net investment				259				259
Net activity related to noncontrolling interests							93	93
Balance at December 31, 2016	$—	$—	$—	$16,001	$—	$(1,888)	$167	$14,280
Comprehensive income:
Net income				42			4	46
Other comprehensive income (loss)						(69)	3	(66)
Changes in Parent's net investment				775		(13)		762
Net activity related to noncontrolling interests							4	4
Cash contribution received from GE				7,400				7,400
Conversion of Parent's net investment into noncontrolling interest and issuance of Class B common stock				(24,218)			24,218	—
Issuance of Class A common stock on acquisition of Baker Hughes			24,798				76	24,874
Special dividend ($17.5 per share)			(7,498)					(7,498)
Reallocation of equity based on ownership of GE and previous Baker Hughes stockholders			(1,850)			1,234	616	—
Activity after business combination of July 3, 2017:
Net loss					(103)		(334)	(437)
Other comprehensive income						46	77	123
Stock-based compensation cost			37					37
Cash dividends ($0.35 per share)			(155)				(251)	(406)
Net activity related to noncontrolling interests			(62)			(13)	(133)	(208)
Repurchase and cancellation of Class A and Class B common stock			(187)				(314)	(501)
Balance at December 31, 2017	$—	$—	$15,083	$—	$(103)	$(703)	$24,133	$38,410

See Notes to Consolidated and Combined Financial Statements

BHGE Financial Statements & Notes | 6

BAKER HUGHES, A GE COMPANY
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2017	2016
Cash flows from operating activities:
Net income (loss)	$(391)	$185
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	1,103	550
Goodwill impairment	—	—
Provision for deferred income taxes	(333)	(38)
Changes in operating assets and liabilities:
Current receivables	(1,190)	278
Inventories	418	367
Accounts payable	303	(256)
Progress collections and deferred income	(293)	(719)
Contract and other deferred assets	(439)	(88)
Other operating items, net	23	(17)
Net cash flows from (used in) operating activities	(799)	262

Cash flows from investing activities:
Expenditures for capital assets	(665)	(424)
Proceeds from disposal of assets	172	20
Proceeds from business dispositions	20	—
Net cash paid for acquisitions	(3,365)	(1)
Other investing items, net	(285)	(67)
Net cash flows used in investing activities	(4,123)	(472)

Cash flows from financing activities:
Net borrowings (repayments) of short-term borrowings	(663)	(156)
Proceeds from the issuance of long-term debt	3,928	—
Repayments of long-term debt	(177)	—
Net transfer from Parent	1,498	191
Contribution received from GE	7,400	—
Dividends paid	(155)	—
Distributions to noncontrolling interest	(251)	—
Repurchase of Class A common stock	(174)	—
Repurchase of GE common units by BHGE LLC	(303)	—
Other financing items, net	(184)	(137)
Net cash flows from (used in) financing activities	10,919	(102)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	52	(139)
Increase (decrease) in cash, cash equivalents and restricted cash	6,049	(451)
Cash, cash equivalents and restricted cash, beginning of period	981	1,432
Cash, cash equivalents and restricted cash, end of period	$7,030	$981

Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$230	$317
Interest paid	$109	$55
See Notes to Consolidated and Combined Financial Statements

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Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
DESCRIPTION OF THE BUSINESS
Baker Hughes, a GE company (the Company, BHGE, we, us, or our), was formed on October 28, 2016, for the purpose of facilitating the combination of Baker Hughes and GE O&G. BHGE is a world-leading, fullstream oilfield technology provider that has a unique mix of equipment and service capabilities. We conduct business in more than 120 countries and employ over 64,000 employees.
BASIS OF PRESENTATION
On July 3, 2017, we closed our previously announced business combination (the Transactions) to combine GE O&G and Baker Hughes (refer to "Note 3. Business Acquisition" for further details on the Transactions). As a result of the Transactions, the Company became the holding company of the combined businesses of Baker Hughes and GE O&G. Substantially all of the business of GE O&G and of Baker Hughes were transferred to a subsidiary of the Company, Baker Hughes, a GE company, LLC (BHGE LLC), on July 3, 2017. GE has approximately 62.5% of economic interest in BHGE LLC and the Company has approximately 37.5% of the remaining economic interest in BHGE LLC, held indirectly through two wholly owned subsidiaries. One of these wholly owned subsidiaries of the Company is the sole managing member of BHGE LLC. Although we hold a minority economic interest in BHGE LLC, we conduct and exercise full control over all activities of BHGE LLC, without the approval of any other member, through this wholly owned subsidiary. Accordingly, we consolidate the financial results of BHGE LLC and report a noncontrolling interest in our consolidated and combined financial statements for the economic interest in BHGE LLC not held by us. We consider BHGE LLC to be a consolidated variable interest entity (VIE). We are a holding company and have no material assets other than our ownership interest in BHGE LLC and certain intercompany and tax related balances. BHGE LLC is a Securities and Exchange Commission (SEC) Registrant with separate filing requirements with the SEC and its separate financial information can be obtained from www.sec.gov. The current year results, and balances, may not be comparable to prior years as the current year includes the results of Baker Hughes from July 3, 2017.

Revision of Previously Filed Consolidated and Combined Financial Statements

During the three months ended March 31, 2018, the Company adopted the accounting standard for revenue recognition set forth in Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, and the related amendments (Topic 606). These consolidated and combined financial statements present previously reported financial information of BHGE revised to be on a basis consistent with the 2018 financial statements which include the adoption of the new revenue standard.

In addition to the updates related to the new revenue standard, on January 1, 2018, the Company adopted the FASB ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which changed the income statement presentation of net periodic benefit cost by requiring separation between the service cost component and all other components. The Company has represented the consolidated and combined statements of income (loss) in accordance with this new standard consistent with its financial statements which include this adoption. The service cost component is presented as an operating expense with other similar compensation costs arising for services rendered by the pertinent employees during the period. The non operating components are presented outside of income from operations.

The Company has also recast the consolidated and combined statements of financial position and statements of cash flows in accordance with FASB ASU No. 2016-18, Statement of Cash Flows: Restricted Cash which the Company adopted during the three months ended March 31, 2018.
The following notes have been updated subsequent to the filing of the Form 10-K for the year ended December 31, 2017 to reflect a change due to the retrospective adoption of the new accounting standards: Notes 1, 2, 3, 4, 5, 8, 9, 12, 14, 15, and 17.

BHGE Financial Statements & Notes | 8

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Basis of Presentation
The accompanying consolidated and combined financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. and such principles, U.S. GAAP) and pursuant to the rules and regulations of the SEC for annual financial information. All intercompany accounts and transactions have been eliminated.
The Company's financial statements have been prepared on a consolidated basis, effective July 3, 2017. Under this basis of presentation, our financial statements consolidate all of our subsidiaries (entities in which we have a controlling financial interest, most often because we hold a majority voting interest). All subsequent periods will also be presented on a consolidated basis. For all periods prior to July 3, 2017, the Company's financial statements were prepared on a combined basis. The combined financial statements combine certain accounts of GE and its subsidiaries that were historically managed as part of its oil & gas business and contributed to BHGE LLC as part of the Transactions. Additionally, it also includes certain assets, liabilities and results of operations of other businesses of GE that were also contributed to BHGE LLC as part of the Transactions on a fully retrospective basis (in accordance with the guidance applicable to transactions between entities under common control) based on their carrying values, as reflected in the accounting records of GE. The consolidated and combined statements of income reflect intercompany expense allocations made to us by GE for certain corporate functions and for shared services provided by GE. Where possible, these allocations were made on a specific identification basis, and in other cases, these expenses were allocated by GE based on relative percentages of net operating costs or some other basis depending on the nature of the allocated cost. See "Note 18. Related Party Transactions" for further information on expenses allocated by GE. The historical financial results in the consolidated and combined financial statements presented may not be indicative of the results that would have been achieved had GE O&G operated as a separate, stand-alone entity during those periods.
The GE O&G numbers in the consolidated and combined statements of income (loss) have been reclassed to conform to the current presentation. We believe that the current presentation is a more appropriate presentation of the combined businesses. Merger and related costs includes all costs associated with the Transactions described in Note 3. Refer to "Note 3. Business Acquisition" for further details.
In the notes to the consolidated and combined financial statements, all dollar and share amounts in tabulations are in millions of dollars and shares, respectively, unless otherwise indicated. Certain columns and rows may not add due to the use of rounded numbers.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of any contingent assets or liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that we believe to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While we believe that the estimates and assumptions used in the preparation of the consolidated and combined financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts and inventory valuation reserves; recoverability of long-lived assets, including revenue recognition on long term contracts, valuation of goodwill; useful lives used in depreciation and amortization; income taxes and related valuation allowances; accruals for contingencies; actuarial assumptions to determine costs and liabilities related to employee benefit plans; stock-based compensation expense; valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions; and expense allocations for certain corporate functions and shared services provided by GE.

BHGE Financial Statements & Notes | 9

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Foreign Currency
Assets and liabilities of non-U.S. operations with a functional currency other than the U.S. dollar have been translated into U.S. dollars at the quarterly exchange rates, and revenue, expenses, and cash flows have been translated at average rates for the respective periods. Any resulting translation gains and losses are included in other comprehensive income (loss).
Gains and losses from foreign currency transactions, such as those resulting from the settlement of receivables or payables in the non-functional currency and those resulting from remeasurements of monetary items, are included in the consolidated and combined statement of income (loss).
Cost and Equity Method Investment
Investments in privately held companies in which we do not have the ability to exercise significant influence, most often because we hold a voting interest of 0% to 20% are accounted for using the cost method.
Associated companies are entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis in the caption "Equity in loss of affiliate" in our consolidated and combined statements of income (loss). Investments in, and advances to, associated companies are presented on a one-line basis in the caption "All other assets" in our consolidated and combined statement of financial position.
Revenue from Sale of Equipment

Performance Obligations Satisfied Over Time

We recognize revenue on agreements for sales of goods manufactured to unique customer specifications, including long-term construction projects, on an over-time basis utilizing cost inputs as the measurement criteria in assessing the progress toward completion. Our estimate of costs to be incurred to fulfill our promise to a customer is based on our history of manufacturing or constructing similar assets for customers and is updated routinely to reflect changes in quantity or pricing of the inputs. We begin to recognize revenue on these contracts when the contract specific inventory becomes customized for a customer, which is reflective of our initial transfer of control of the incurred costs. We provide for potential losses on any of these agreements when it is probable that we will incur the loss.

Our billing terms for these over-time contracts vary, but are generally based on achieving specified milestones. The differences between the timing of our revenue recognized (based on costs incurred) and customer billings (based on contractual terms) results in changes to our contract asset or contract liability positions.

Performance Obligations Satisfied at a Point In Time

We recognize revenue for non-customized equipment at the point in time that the customer obtains control of the good, which is no earlier than when the customer has physical possession of the product. Equipment for which we recognize revenue at a point in time include goods we manufacture on a standardized basis for sale to the market. We use proof of delivery for certain large equipment with more complex logistics associated with the shipment, whereas the delivery of other equipment is determined based on historical data of transit times between regions.

On occasion we sell products with a right of return. We use our accumulated experience to estimate and provide for such returns when we record the sale. In situations where arrangements include customer acceptance provisions based on seller or customer-specified objective criteria, we recognize revenue when we have concluded that the customer has control of the goods and that acceptance is likely to occur.

Our billing terms for these point in time equipment contracts vary, but are generally based on shipment of the goods to the customer.

BHGE Financial Statements & Notes | 10

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Revenue from Sale of Services

Performance Obligations Satisfied Over Time
Revenue on Oilfield Services is recognized on an overtime basis as performed. We also sell product services under long-term product maintenance or extended warranty agreements in our Turbomachinery & Process Solutions and Oilfield Equipment segments. These agreements require us to maintain the customers' assets over the service agreement contract terms, which generally range from 10 to 20 years. In general, these are contractual arrangements to provide services, repairs, and maintenance of a covered unit (gas turbines for mechanical drive or power generation, primarily on LNG applications, drilling rigs). These services are performed at various times during the life of the contract, thus the costs of performing services are incurred on other than a straight-line basis. We recognize related sales based on the extent of our progress toward completion measured by actual costs incurred in relation to total expected costs. We provide for any loss that we expect to incur on any of these agreements when that loss is probable. BHGE utilizes historical customer data, prior product performance data, statistical analysis, third-party data, and internal management estimates to calculate contract-specific margins. In certain contracts, the total transaction price is variable based on customer utilization, which is excluded from the contract margin until the period that the customer has utilized to appropriately reflect the revenue activity in the period earned.

Our billing terms for these contracts are generally based on the occurrence of a major maintenance event within the contract or asset utilization (i.e. usage per hour). The differences between the timing of our revenue recognized (based on costs incurred) and customer billings (based on contractual terms) results in changes to our contract asset or contract liability positions.

Performance Obligations Satisfied at a Point In Time

We sell certain tangible products, largely spare equipment, through our services business. We recognize revenues for this equipment at the point in time that the customer obtains control of the good, which is at the point in time we deliver the spare part to the customer. Our billing terms for these point in time service contracts vary, but are generally based on shipment of the goods to the customer.
Research and Development
Research and development costs are expensed as incurred and relate to the research and development of new products and services. These costs amounted to $501 million and $352 million for the years ended December 31, 2017 and 2016, respectively. Research and development expenses were reported in cost of goods sold and cost of services sold.
Cash, Cash Equivalents and Restricted Cash
Short-term investments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.
As of December 31, 2017 and December 31, 2016, $1,190 million and $752 million, respectively, of cash held in bank accounts that cannot be released, transferred or otherwise converted into a currency that is regularly transacted internationally, due to lack of market liquidity, capital controls or similar monetary or exchange limitations limiting the flow of capital out of the jurisdiction. These funds are available to fund operations and growth in these jurisdictions and we do not currently anticipate a need to transfer these funds to the U.S. Included in these amounts is $764 million at December 31, 2017 held on behalf of GE.
Cash, cash equivalents and restricted cash includes $997 million of cash at December 31, 2017 held on behalf of GE, and a corresponding liability is reported in short-term borrowings. See "Note 18. Related Party Transactions" for further details.

BHGE Financial Statements & Notes | 11

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

As a result of adopting FASB ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, we reclassified our restricted cash of $7 million from ‘all other assets’ to cash, cash equivalents and restricted cash as of December 31, 2017.
Allowance for Doubtful Accounts
We establish an allowance for doubtful accounts based on various factors including the payment history and financial condition of our debtors and the economic environment. Provisions for doubtful accounts are recorded based on the aging status of the debtor accounts or when it becomes evident that the debtor will not make the required payments at either contractual due dates or in the future.
Concentration of Credit Risk
We grant credit to our customers who primarily operate in the oil and natural gas industry. Although this concentration affects our overall exposure to credit risk, our current receivables are spread over a diverse group of customers across many countries, which mitigates this risk. We perform periodic credit evaluations of our customers' financial conditions, including monitoring our customers' payment history and current credit worthiness to manage this risk. We do not generally require collateral in support of our current receivables, but we may require payment in advance or security in the form of a letter of credit or a bank guarantee.
Inventories
All inventories are stated at the lower of cost or net realizable values and they are measured on a first-in, first-out (FIFO) basis or average cost basis. As necessary, we record provisions and maintain reserves for excess, slow moving and obsolete inventory. To determine these reserve amounts, we regularly review inventory quantities on hand and compare them to estimates of future product demand, market conditions, production requirements and technological developments.
Property, Plant and Equipment (PP&E)
Property, plant and equipment is initially stated at cost and is depreciated over its estimated economic life. Subsequently, property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. We manufacture a substantial portion of our tools and equipment and the cost of these items, which includes direct and indirect manufacturing costs, is capitalized and carried in inventory until it is completed.
Other Intangible Assets
We amortize the cost of other intangible assets over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset's estimated economic life. Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, they are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. Refer to the Impairment of Goodwill and Other Long-Lived Assets accounting policy.
Impairment of Goodwill and Other Long-lived Assets
We perform an annual impairment test of goodwill on a qualitative or quantitative basis for each of our reporting units as of July 1, or more frequently when circumstances indicate an impairment may exist at the reporting unit level. When performing the annual impairment test we have the option of first performing a qualitative assessment to determine the existence of events and circumstances that would lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If such a conclusion is reached, we would then be required to perform a quantitative impairment assessment of goodwill. However, if the assessment leads to a determination that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then no further assessments are required. A quantitative assessment for the determination of impairment is made

BHGE Financial Statements & Notes | 12

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

by comparing the carrying amount of each reporting unit with its fair value, which is generally calculated using a combination of market, comparable transaction and discounted cash flow approaches. See "Note 7. Goodwill and Other Intangible Assets" for further information on valuation methodology and impairment of goodwill.
We review PP&E, intangible assets and certain other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and at least annually for indefinite-lived intangible assets. When testing for impairment, we group our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group).  The determination of recoverability is made based upon the estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.
Financial Instruments
Our financial instruments include cash and equivalents, current receivables, investments, accounts payables, short and long-term debt, and derivative financial instruments.
We monitor our exposure to various business risks including commodity prices and foreign currency exchange rates and we regularly use derivative financial instruments to manage these risks. At the inception of a new derivative, we designate the derivative as a hedge or we determine the derivative to be undesignated as a hedging instrument. We document the relationships between the hedging instruments and the hedged items, as well as our risk management objectives and strategy for undertaking various hedge transactions. We assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged item at both the inception of the hedge and on an ongoing basis.
We have a program that utilizes foreign currency forward contracts to reduce the risks associated with the effects of certain foreign currency exposures. Under this program, our strategy is to have gains or losses on the foreign currency forward contracts mitigate the foreign currency transaction and translation gains or losses to the extent practical. These foreign currency exposures typically arise from changes in the value of assets (for example, current receivables) and liabilities (for example, current payables) which are denominated in currencies other than the functional currency of the respective entity. We record all derivatives as of the end of our reporting period in our consolidated and combined statement of financial position at fair value. For the forward contracts held as undesignated hedging instruments, we record the changes in fair value of the forward contracts in our consolidated and combined statements of income along with the change in the fair value, related to foreign exchange movements, of the hedged item. Changes in the fair value of forward contracts designated as cash flow hedging instruments are recognized in other comprehensive income until the hedged item is recognized in earnings. If derivatives designated as a cash flow hedge are determined to be ineffective, the ineffective portion of that derivative's change in fair value is recognized in earnings.
Fair Value Measurements
For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.
Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets.

BHGE Financial Statements & Notes | 13

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

•
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.
We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we perform reviews to assess the reasonableness of the valuations. With regard to Level 3 valuations (including instruments valued by third parties), we perform a variety of procedures to assess the reasonableness of the valuations. Such reviews include an evaluation of instruments whose fair value change exceeds predefined thresholds (and/or does not change) and consider the current interest rate, currency and credit environment, as well as other published data, such as rating agency market reports and current appraisals.
Recurring Fair Value Measurements
Derivatives
When we have Level 1 derivatives, which are traded either on exchanges or liquid over-the-counter markets, we use closing prices for valuation. The majority of our derivatives are valued using internal models and are included in Level 2. These internal models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent foreign currency and commodity forward contracts for the Company.
Investments in Debt and Equity Securities

When available, we use quoted market prices to determine the fair value of investment securities, and they are included in Level 1. Level 1 securities primarily include publicly traded equity securities.

For investment securities for which market prices are observable for identical or similar investment securities but not readily accessible for each of those investments individually (that is, it is difficult to obtain pricing information for each individual investment security at the measurement date), we use pricing models that are consistent with what other market participants would use. The inputs and assumptions to the models are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2. When we use valuations that are based on significant unobservable inputs we classify the investment securities in Level 3.
Non-Recurring Fair Value Measurements
Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include long-lived assets that have been reduced to fair value when they are held for sale, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in a deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.
Cost and Equity Method Investments
Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources.

BHGE Financial Statements & Notes | 14

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Long-lived Assets
Fair values of long-lived assets, including real estate, are primarily derived internally and are based on observed sales transactions for similar assets. In other instances, for example, collateral types for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information.
Income Taxes
We file U.S. federal and state income tax returns which after the closing of the Transactions primarily includes our distributive share of items of income, gain, loss and deduction of BHGE LLC which is treated as a partnership for U.S. tax purposes. As such, BHGE LLC will not itself be subject to U.S. federal income tax under current U.S. tax laws. Non-U.S. current and deferred income taxes owed by the subsidiaries of BHGE LLC are reflected in the financial statements.
Prior to the closing of the Transactions, the business was included in the consolidated U.S. federal, foreign and state income tax returns of GE, where allowable by law.   Our prior year current and deferred taxes were determined based upon the separate return method (i.e., as if we were a taxpayer separate from GE).
We account for taxes under the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities as well as from net operating losses and tax credit carryforwards, based on enacted tax rates expected to be in effect when taxes actually are paid or recovered and other provisions of the tax law. The effect of a change in tax laws or rates on deferred tax assets and liabilities is recognized in income in the period in which such change is enacted. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not, and a valuation allowance is established for any portion of a deferred tax asset that management believes may not be realized.
We provide U.S. deferred taxes on our outside basis difference in our investment in BHGE LLC. In determining the basis difference, we exclude non-deductible goodwill and the basis difference related to certain foreign corporations owned by BHGE LLC where the undistributed earnings of the foreign corporation have been, or will be, reinvested indefinitely.
Due to the enactment of U.S. tax reform, repatriations of foreign earnings will generally be free of U.S. federal tax but may incur other taxes, such as withholding or state taxes. Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the Company. Most of these earnings have been reinvested in active non-U.S. business operations. At December 31, 2017, we have not changed our indefinite reinvestment decision as a result of U.S. tax reform but will reassess this during the course of 2018, accordingly, we have not provided income tax on such earnings. It is not practicable to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely.
Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We operate in more than 120 countries and our tax filings are subject to audit by the tax authorities in the jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the tax authorities or through the courts. We have provided for the amounts that we believe will ultimately result from these proceedings. We recognize uncertain tax positions that are “more likely than not” to be sustained if the relevant tax authority were to audit the position with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, we measure the amount of tax benefit based on the largest amount of tax benefit that has a greater than 50% chance of being realized in a final settlement with the relevant authority. We classify interest and penalties associated with uncertain tax positions as income tax expense. The effects of tax adjustments and settlements from taxing authorities are presented in the combined financial statements in the period they are recorded.

BHGE Financial Statements & Notes | 15

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Additionally, as part of U.S. tax reform, the U.S. has enacted a tax on "base eroding" payments from the U.S. and a minimum tax on foreign earnings (global intangible low-taxed income). Because aspects of the new minimum tax and the effect on our operations is uncertain and because aspects of the accounting rules associated with this provision have not been resolved, we have not made a provisional accrual for the deferred tax aspects of this provision and consequently have not made an accounting policy election on the deferred tax treatment of this tax.
Environmental Liabilities
We are involved in numerous remediation actions to clean up hazardous waste as required by federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. It is reasonably possible that our environmental remediation exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites, such amounts are not reasonably estimable. The determination of the required accruals for remediation costs is subject to uncertainty, including the evolving nature of environmental regulations and the difficulty in estimating the extent and type of remediation activity that is necessary.
NEW ACCOUNTING STANDARDS ADOPTED
On January 1, 2018, we adopted the FASB ASU No. 2014-09, Revenue from Contracts with Customers, and the related amendments (ASC 606). We elected to adopt the new standard using the full retrospective method, where the standard was applied to each prior reporting period presented and the cumulative effect of applying the standard was recognized at January 1, 2016. In addition, we elected the practical expedient for contract modifications, which essentially means that the terms of the contract that existed at the beginning of the earliest period presented can be assumed to have been in place since the inception of the contract (i.e., not practical to separately evaluate the effects of all prior contract modifications). This standard requires us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time based on when control of goods and services transfer to a customer. As a result of adoption of the standard, we changed the presentation of our financial statements, including: (1) timing of revenue recognition, and (2) changes in classification between revenue and costs. The standard has no cash impact and, as such, does not affect the economics of our underlying customer contracts.
Impact of Adoption
As a result of the adoption of the standard, the timing of revenue recognition on our long-term product service agreements is affected. Although we continue to recognize revenue over time on these contracts, there are changes to how contract modifications, termination clauses and purchase options are accounted for by us. In particular, under the previous standard, the cumulative impact from a contract modification on revenue already recorded is recognized in the period in which the modification is agreed. Under the new standard, the impact from certain types of modifications is recognized over the remaining life of the contract.

BHGE Financial Statements & Notes | 16

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The change in historical periods to our statements of income (loss) related to the adoption of the standard is summarized below (in millions, except per share amounts):

	Year Ended
	December 31, 2017	December 31, 2016
Revenue:
Sales of goods	$163	$(26)
Sales of services	(243)	(161)
Total revenue	(80)	(187)

Operating loss	(175)	(226)

Net income (loss)	(150)	(149)
Net income (loss) attributable to BHGE	(30)	—

Per share amounts:
Basic and diluted loss per Class A common stock	(0.07)
The increase (decrease) to our statement of financial position related to the adoption of the standard is summarized below:

	December 31, 2017	December 31, 2016
ASSETS
Current receivables, net	$1	$1
Inventories, net	(83)	(58)
Contract and other deferred assets	(701)	(458)
Deferred income taxes	233	260

LIABILITIES AND EQUITY
Accounts Payable	$—	$(2)
Progress collections and deferred income	394	442
All other current liabilities	(64)	(50)
Deferred income taxes	(34)	—
All other liabilities	(83)	(70)
Baker Hughes, a GE company equity	(432)	(575)
Noncontrolling interests	(331)	—

The cumulative impact to our retained earnings (included in our net parent investment) as of January 1, 2016 was a reduction of $432 million.
On January 1, 2018, we adopted the FASB ASU No. 2016-16, Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory. The ASU eliminated the deferral of tax effects of intra-entity asset transfers other than inventory. As a result, the tax expense from the intercompany sale of assets, other than inventory, and associated changes to deferred taxes are recognized when the sale occurs even though the pre-tax effects of the transaction have not been recognized. The effect of the adoption of the standard was an increase to retained earnings of $25 million and an increase to noncontrolling interest of $42 million as of January 1, 2018 with no other impact to our financial statements. Future earnings will be reduced in total by this amount. The effect of the change on future transactions will depend on the nature and amount of future transactions as it will affect the timing of recognition of both tax expenses and tax benefits, with no change in the associated cash flows.

BHGE Financial Statements & Notes | 17

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

On January 1, 2018, we adopted the FASB ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which changed the income statement presentation of net periodic benefit cost by requiring separation between the service cost component and all other components. The service cost component is presented as an operating expense with other similar compensation costs arising for services rendered by the pertinent employees during the period. The non operating components are presented outside of income from operations.
The change in historical periods to our statements of income (loss) related to the adoption of ASU No. 2017-07 is summarized below:

	Year Ended
	December 31, 2017	December 31, 2016
Operating income (loss)	(1)	24
Non operating income (loss)	1	(24)
NEW ACCOUNTING STANDARDS TO BE ADOPTED
In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition. Similarly, lessors will be required to classify leases as sales-type, finance or operating, with classification affecting the pattern of income recognition. Classification for both lessees and lessors will be based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. While we continue to evaluate the effect of the standard on our ongoing financial reporting, we anticipate that the adoption of the ASU may materially affect our consolidated and combined financial statements.
All other new accounting pronouncements that have been issued but not yet effective are currently being evaluated and at this time are not expected to have a material impact on our financial position or results of operations.
NOTE 2. REVENUE RELATED TO CONTRACTS WITH CUSTOMERS
DISAGGREGATED REVENUE
We disaggregate our revenue from contracts with customers by primary geographic markets.

Total Revenue	2017	2016
U.S.	$4,409	$3,156
Non-U.S.	12,770	9,926
Total	$17,179	$13,082
REMAINING PERFORMANCE OBLIGATIONS
As of December 31, 2017, the aggregate amount of the transaction price allocated to the unsatisfied (or partially unsatisfied) performance obligations was $21.0 billion. We expect to recognize revenue of approximately 45%, 63% and 88% of the total remaining performance obligations within 2, 5, and 15 years, respectively, and the remaining thereafter.

BHGE Financial Statements & Notes | 18

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

NOTE 3. BUSINESS ACQUISITION
On July 3, 2017, we closed the Transactions to combine GE O&G and Baker Hughes, creating a world-leading, fullstream oilfield technology provider that has a unique mix of equipment and service capabilities. The Transactions were executed using a partnership structure, pursuant to which GE O&G and Baker Hughes each contributed their operating assets to a newly formed partnership, BHGE LLC. As a partnership, BHGE LLC will not itself be subject to U.S. federal income tax under current U.S. tax laws. BHGE LLC's foreign subsidiaries, however, are expected to incur current and deferred foreign income taxes. GE holds an approximate 62.5% controlling interest in this partnership and former Baker Hughes stockholders hold an approximate 37.5% interest through the ownership of 100% of our Class A common stock. GE holds its voting interest through our Class B common stock and its economic interest through a corresponding number of common units of BHGE LLC. Former Baker Hughes stockholders immediately after the completion of the Transactions also received a special dividend of $17.50 per share paid by the Company to holders of record of the Company's Class A common stock. GE contributed $7.4 billion to BHGE LLC to fund substantially all of the special dividend.
Prior to the Transactions, shares of Baker Hughes common stock were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and listed on the New York Stock Exchange and the SIX Swiss Exchange. Shares of Baker Hughes common stock were suspended from trading on the New York Stock Exchange and the SIX Swiss Exchange prior to the open of trading on July 5, 2017. The New York Stock Exchange filed a Form 25 on Baker Hughes' behalf to provide notice to the SEC regarding the withdrawal of shares of Baker Hughes common stock from listing and to terminate the registration of such shares under Section 12(b) of the Exchange Act.
As a result of the Transactions, on July 3, 2017, the Company issued 428 million shares of Class A common stock to the former stockholders of Baker Hughes and 717 million shares of Class B common stock to GE. The issuance of the Company's Class A common stock in connection with the Transactions was registered under the Securities Act of 1933, as amended (the Securities Act), pursuant to BHGE's registration statement on Form S-4 (File No. 333-216991), as amended, filed with the SEC by BHGE and declared effective on May 30, 2017. Pursuant to Rule 12g-3(a) under the Exchange Act, BHGE is the successor issuer to Baker Hughes with respect to the common stock of Baker Hughes. Therefore, the Class A common stock is deemed to be registered under Section 12(b) of the Exchange Act, and BHGE is subject to the requirements of the Exchange Act.
Based on the relative voting rights of former Baker Hughes stockholders and GE immediately following completion of the Transactions, and after taking into consideration all relevant facts, GE O&G is considered to be the "acquirer" for accounting purposes. As a result, the Transactions are reported as a business combination using the acquisition method of accounting with GE O&G treated as the "acquirer" and Baker Hughes treated as the "acquired" company.
The tables below present the fair value of the consideration exchanged and the preliminary estimates of the fair value of assets acquired and liabilities assumed and the associated fair value of the noncontrolling interest related to the acquired net assets of Baker Hughes. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained. These amounts, which may differ materially from these preliminary estimates, will continue to be refined and will be finalized as soon as possible, but no later than one year from the acquisition date. The primary areas of the preliminary estimates that are not yet finalized relate to inventory, property, plant and equipment, identifiable intangible assets, equity-method investments, deferred income taxes, uncertain tax positions and contingencies.

BHGE Financial Statements & Notes | 19

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Purchase consideration
(In millions, except share and per share amounts)	July 3, 2017
Baker Hughes shares outstanding	426,097,407
Restricted stock units vested upon closing	1,611,566
Total Baker Hughes shares outstanding for purchase consideration	427,708,973
Baker Hughes share price on July 3, 2017 per share	$57.68
Purchase consideration	$24,670
Rollover of outstanding options into options to purchase Class A shares (fair value)	$114
Precombination service of restricted stock units (fair value)	$14
Total purchase consideration	$24,798

Preliminary identifiable assets acquired and liabilities assumed	Estimated fair value at July 3, 2017
Assets
Cash and equivalents	$4,133
Current receivables	2,383
Inventories (1)	1,695
Property, plant and equipment	4,868
Intangible assets (2)	4,123
All other assets	1,544
Liabilities
Accounts payable	$(1,106)
Borrowings	(3,370)
Deferred income taxes (3)	(317)
Liabilities for pension and other postretirement benefits	(655)
All other liabilities	(1,476)
Total identifiable net assets	$11,822
Noncontrolling interest associated with net assets acquired	(76)
Goodwill (4)	13,052
Total purchase consideration	$24,798

(1)
Includes $87 million of adjustments to write-up the acquired inventory to its estimated fair value. Cost of goods sold in 2017 reflects this increased valuation as this inventory was used or sold in the period from July 3, 2017 to December 31, 2017.

(2)
Intangible assets, as provided in the table below, are recorded at estimated fair value, as determined by management based on available information which includes a preliminary valuation. The estimated useful lives for intangible assets were determined based upon the remaining useful economic lives of the intangible assets that are expected to contribute directly or indirectly to future cash flows. We consider the Baker Hughes trade name to be an indefinite life intangible asset, which will not be amortized and will be subject to an annual impairment test.

	Estimated Fair Value	Estimated Weighted Average Life (Years)
Trademarks - Baker Hughes	$2,100	Indefinite life
Customer-related	1,260	15
Patents and technology	550	10
Trademarks - Other	70	10
Capitalized software	90	3-7
In-process research and development	45	Indefinite life
Favorable lease contracts	8	10
Total	$4,123

BHGE Financial Statements & Notes | 20

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

(3)
Includes approximately $560 million of net deferred tax liabilities related to the estimated fair value of intangible assets included in the preliminary purchase consideration and approximately $243 million of other net deferred tax assets, including non-U.S. loss carryforwards net of valuation allowances and offsetting liabilities for unrecognized benefits.

(4)
Goodwill represents the excess of the total purchase consideration over fair value of the net assets recognized and represents the future economic benefits that we believe will result from combining the operations of GE O&G and Baker Hughes, including expected future synergies and operating efficiencies. Goodwill resulting from the Transactions has been preliminarily allocated to the Oilfield Services segment, of which $67 million is deductible for tax purposes.

During the fourth quarter of 2017, the Company made measurement period adjustments to reflect facts and circumstances in existence as of the acquisition date. These adjustments resulted in a decrease in goodwill of approximately $401 million mostly due to the step-up to fair value of property, plant and equipment of $682 million partially offset by a reduction in intangible assets of $367 million. As a result of the increase in property, plant and equipment and the reduction of intangible assets during the fourth quarter of 2017, we recorded a net increase to depreciation and amortization expense of $63 million, which adjusts the depreciation and amortization expense to the amount that would have been recorded in previous interim reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. In addition, we reclassified certain balances to conform to our current presentation. Additionally, approximately $343 million of foreign tax credit carryforwards offset with a valuation allowance were recorded related to foreign earnings that were not considered to be permanently reinvested. The acquisition of Baker Hughes contributed revenue of approximately $5,184 million and pretax segment operating income of approximately $256 million for the period from July 3, 2017 through December 31, 2017.
INCOME TAXES
BHGE LLC is treated as a partnership for U.S. federal income tax purposes. As such, BHGE LLC will not itself be subject to U.S. federal income tax under current U.S. tax laws. The members of BHGE LLC will each be required to take into account for U.S. federal income tax purposes their distributive share of the items of income, gain, loss and deduction of BHGE LLC, which generally will include the U.S. operations of both Baker Hughes and GE O&G. BHGE and GE will each be taxed on their distributive share of income and gain, whether or not a corresponding amount of cash or other property is distributed to them. For assets held indirectly by BHGE LLC through subsidiaries, the taxes attributable to those subsidiaries will be reflected in our consolidated and combined financial statements.
MERGER AND RELATED COSTS
During 2017 and 2016, acquisition costs of $373 million and $33 million, respectively, were expensed as incurred and were reported as merger and related costs. Costs in 2017 include severance and other separation payments made to certain executive officers of Baker Hughes related to change-in-control with double trigger provisions in their existing employment agreements, professional fees of advisors, and integration and synergy costs related to the combination of Baker Hughes and GE O&G. The double-trigger provisions resulted in payments to executives of Baker Hughes following two events: a change-in-control and termination or reduction in the responsibilities of the executives. BHGE terminated the employment of certain executives following the business combination.
UNAUDITED ACTUAL AND PRO FORMA INFORMATION
The following unaudited pro forma information has been presented as if the Transactions occurred on January 1, 2016. This information has been prepared by combining the historical results of GE O&G and historical results of Baker Hughes. The unaudited pro forma combined financial data for all periods presented were adjusted to give effect to pro forma events that 1) are directly attributable to the aforementioned Transactions, 2) factually supportable, and 3) expected to have a continuing impact on the consolidated results of operations. The adjustments are based on information available to the Company at this time. Accordingly, the adjustments are subject to change and the impact of such changes may be material. The unaudited pro forma results do not include any incremental cost savings that may result from the integration.

BHGE Financial Statements & Notes | 21

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The unaudited combined pro forma information is for informational purposes only and is not necessarily indicative of what the combined company's results actually would have been had the acquisition been completed as of the beginning of the periods as indicated. In addition, the unaudited pro forma information does not purport to project the future results of the combined company.

Significant adjustments to the pro forma information below include recognition of non-recurring direct incremental acquisition costs in 2016 and exclusion of those costs from all other years presented; amortization associated with an estimate of the acquired intangible assets; depreciation associated with an estimate of the fair value step-up of property, plant and equipment; and reduction of interest expense for fair value adjustments to debt. A non-recurring contractually obligated termination fee of $3,500 million ($3,301 million net of related costs incurred) received by Baker Hughes due to an inability to obtain antitrust related approvals from a prior merger agreement is recognized in 2016.

	2017	2016
Revenue	$21,841	$22,915
Net loss	(485)	(2,883)
Net loss attributable to the Company	(147)	(1,005)
Loss per Class A share - basic and diluted (1)	(0.34)	(2.35)

(1)
The calculation of diluted loss per Class A share excludes shares potentially issuable under stock-based incentive compensation plans and the exchange of Class B shares with Class A shares under the Exchange Agreement, as their effect, if included, would be antidilutive.

NOTE 4. CURRENT RECEIVABLES
Current receivables are comprised of the following at December 31:

	2017	2016
Customer receivables	$4,700	$1,700
Related parties	801	392
Other	844	658
Total current receivables	6,345	2,750
Less: Allowance for doubtful accounts	(330)	(186)
Total current receivables, net	$6,015	$2,564
Customer receivables are recorded at the invoiced amount. The "Other" category primarily consists of advance payments to suppliers, indirect taxes and other tax receivables.
NOTE 5. INVENTORIES
Inventories, net of reserves of $360 million and $260 million in 2017 and 2016, respectively, are comprised of the following at December 31:

	2017	2016
Finished goods	$2,577	$1,585
Work in process and raw materials	1,930	1,581
Total inventories, net	$4,507	$3,166

During 2017 and 2016, we recorded $157 million and $138 million of inventory impairments as a result of certain restructuring activities initiated by the Company. Charges for inventory impairments are reported in the "Cost of goods sold" caption of the consolidated and combined statements of income (loss).

BHGE Financial Statements & Notes | 22

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

NOTE 6. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are comprised of the following at December 31:

	Useful Life	2017	2016
Land and improvements (1)	8 - 20 years (1)	$413	$130
Buildings, structures and related equipment	5 - 40 years	3,168	1,344
Machinery, equipment and other	2 - 20 years	6,195	2,916
Total cost		9,776	4,390
Less: Accumulated depreciation		2,817	2,065
Property, plant and equipment, less accumulated depreciation		$6,959	$2,325

(1)	Useful life excludes land.
Depreciation expense relating to property, plant and equipment was $716 million and $311 million in 2017 and 2016, respectively. See "Note 20. Restructuring, impairment and other" for additional information on property, plant and equipment impairments.
NOTE 7. GOODWILL AND INTANGIBLE ASSETS
GOODWILL
The changes in the carrying value of goodwill are detailed below by segment:

	Oilfield Services	Oilfield Equipment	Turbo-machinery & Process Solutions	Digital Solutions	Total
Balance at December 31, 2015, gross	$2,885	$3,840	$1,853	$2,043	$10,621
Accumulated impairment at December 31, 2015	(2,633)	(867)	—	(254)	(3,754)
Balance at December 31, 2015	252	2,973	1,853	1,789	6,867
Acquisitions and purchase accounting adjustments		19	(1)		18
Currency exchange and others	(106)	(7)	(38)	(54)	(205)
Balance at December 31, 2016	146	2,985	1,814	1,735	6,680
Acquisition (1)	13,052	—	—	—	13,052
Currency exchange and others	7	49	92	47	195
Balance at December 31, 2017	$13,205	$3,034	$1,906	$1,782	$19,927

(1)	Includes goodwill associated with the acquisition of Baker Hughes. This amount and its allocations to segments are preliminary.
Subsequent to the close of the acquisition of Baker Hughes, we realigned our reporting units to Oilfield Services (OFS), Oilfield Equipment (OFE), Turbomachinery & Process Solutions (TPS) and Digital Solutions (DS) (refer to "Note 17. Segment Information") and reallocated the goodwill that existed as of June 30, 2017 to the new reportable segments for all historical periods presented. The majority of Baker Hughes business was combined with the GE O&G Surface business to create the new Oilfield Services reporting segment. Our reporting units are the same as our four reportable segments.

BHGE Financial Statements & Notes | 23

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

We test goodwill for impairment annually in the third quarter of each year using data as of July 1 of that year, which would include consideration of any segment realignment. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied only when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit's assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill.  We determined fair values for each of the reporting units using a combination of the market approach and the income approach. We assessed the valuation methodologies based upon the relevance and available data and have weighted the results appropriately.
Valuations using the market approach were derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses was based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have the characteristics similar to our businesses.
Under the income approach, fair value was determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We used our internal forecasts to estimate future cash flows and included an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derived our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We used discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 10% to 11%. Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.
We performed our annual impairment test of goodwill as of July 1, 2017 and July 1, 2016 for all of our reporting units. Based on the results of our step one testing, the fair values of each of the reporting units exceeded their carrying values; therefore, the second step of the impairment test was not required to be performed for any of our reporting units and no goodwill impairment was recognized.
In addition to our annual impairment testing, we also test goodwill for impairment between annual impairment testing dates whenever events or circumstances occur that, in our judgment, could more likely than not reduce the fair value of one or more reporting units below its carrying amount. In assessing the possibility that a reporting unit’s fair value has been reduced below its carrying amount due to the occurrence of events or circumstances between annual impairment testing dates, we consider all available evidence, including (but not limited to) (i) the results of our impairment testing at the prior annual impairment testing date (in particular, the magnitude of the excess of fair value over carrying value observed), (ii) downward revisions to internal forecasts (and the magnitude thereof), if any, and (iii) declines in our market capitalization below our book value (and the magnitude and duration of those declines), if any. Between July 1, 2017 and December 31, 2017, we have not identified any events or circumstances that could more likely than not reduce the fair value of one or more of our reporting units below its carrying amount. However, there can be no assurances that further sustained declines in macroeconomic or business conditions affecting our industry and businesses (i) will not occur and, (ii) were they to occur, that those further sustained declines will not result in additional impairments in future periods.
As of December 31, 2017, we believe that the goodwill is recoverable for all the reporting units, however, there can be no assurances that the goodwill will not be impaired in future periods.

BHGE Financial Statements & Notes | 24

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

OTHER INTANGIBLE ASSETS
Intangible assets are comprised of the following at December 31:

	2017			2016
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Technology	$1,177	$(440)	$737	$596	$(371)	$225
Customer relationships	3,202	(819)	2,383	1,920	(660)	1,260
Capitalized software	1,130	(697)	433	896	(535)	361
Trade names and trademarks	757	(159)	598	681	(130)	551
Other	10	—	10	1	(1)	—
Finite-lived intangible assets	6,276	(2,115)	4,161	4,094	(1,697)	2,397
Indefinite-lived intangible assets (1)	2,197	—	2,197	52	—	52
Total intangible assets	$8,473	$(2,115)	$6,358	$4,146	$(1,697)	$2,449

(1)	Indefinite-lived intangible assets principally comprise trade names and trademarks acquired in business combinations.
Finite-lived intangible assets increased by $1,764 million for the year ended December 31, 2017, primarily as a result of the acquired Baker Hughes intangible assets offset by amortization during the periods (refer to "Note 3. Business Acquisition").
Indefinite-lived intangible assets increased during the year ended December 31, 2017 as a result of the acquisition of the Baker Hughes trade name which was preliminarily valued at $2,100 million using the relief-from-royalty method. Indefinite-lived intangible assets as of December 31, 2016 comprise trademarks acquired in previous years (Vetco and Bently Nevada trademarks for $42 million and $10 million, respectively).
Intangible assets are generally amortized on a straight-line basis with estimated useful lives ranging from one to 30 years. Amortization expense for the years ended December 31, 2017 and 2016 was $387 million and $239 million, respectively. We incurred additional amortization expense of $75 million during the year ended December 31, 2017 due to the acquisition of Baker Hughes.
Estimated amortization expense for each of the subsequent five fiscal years is expected to be as follows:

Year	Estimated Amortization Expense
2018	$432
2019	398
2020	372
2021	326
2022	293

BHGE Financial Statements & Notes | 25

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

NOTE 8. CONTRACT AND OTHER DEFERRED ASSETS
A majority of our long-term product service agreements relate to our Turbomachinery & Process Solutions segment. Contract assets reflect revenue earned in excess of billings on our long-term contracts to construct technically complex equipment, long-term product maintenance or extended warranty arrangements and other deferred contract related costs. Contract assets are comprised of the following at December 31:

	2017	2016
Long-term product service agreements	$589	$472
Long-term equipment contract revenue (1)	1,095	761
Contract assets (total revenue in excess of billings)(2)	1,684	1,233
Deferred inventory costs (3)	360	276
Contract and other deferred assets	$2,044	$1,509

(1)	Reflects revenue earned in excess of billings on our long-term contracts to construct technically complex equipment.

(2)	Contract assets (total revenue in excess of billings) were $1,080 million as of January 1, 2016.

(3)	Deferred inventory costs were $337 million as of January 1, 2016, which represents cost deferral for shipped goods and other costs for which the criteria for revenue recognition has not yet been met.
Revenue recognized during the year ended December 31, 2017 and 2016 from performance obligations satisfied (or partially satisfied) in previous periods related to our long-term service agreements was $44 million and $113 million, respectively. This includes revenue recognized from revisions to cost or billing estimates that may affect a contract’s total estimated profitability resulting in an adjustment of earnings.
NOTE 9. PROGRESS COLLECTIONS AND DEFERRED INCOME
Contract liabilities include progress collections, which reflects billings in excess of revenue, and deferred income on our long-term contracts to construct technically complex equipment, long-term product maintenance or extended warranty arrangements. Contract liabilities are comprised of the following:

	2017	2016
Progress collections	$1,456	$1,673
Deferred income	319	365
Progress collections and deferred income (contract liabilities) (1)	$1,775	$2,038

(1)	Progress collections and deferred income (contract liabilities) were $2,757 million at January 1, 2016.
Revenue recognized during the year ended December 31, 2017 and 2016 that was included in the contract liabilities at the beginning of the year was $1,525 million and $2,401 million, respectively.

BHGE Financial Statements & Notes | 26

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

NOTE 10. BORROWINGS
Short-term and long-term borrowings are comprised of the following at December 31:

	2017		2016
	Amount	Weighted average rate(1)	Amount	Weighted average rate(1)
Short-term borrowings
Short-term bank borrowings	$171	12.6%	$79	9.1%
Current portion of long-term borrowings	639	2.1%	34	1.3%
Short-term borrowings from GE	1,124		121
Other short-term borrowings	103	7.6%	5	1.3%
Total short-term borrowings	2,037		239

Long-term borrowings
3.2% Senior Notes due August 2021 (2)	526	2.5%	—	—
2.773% Senior Notes due December 2022	1,244	2.9%	—	—
8.55% Debentures due June 2024 (2)	135	3.9%	—	—
3.337% Senior Notes due December 2027	1,342	3.4%	—	—
6.875% Notes due January 2029 (2)	308	3.9%	—	—
5.125% Notes due September 2040 (2)	1,311	4.1%	—	—
4.080% Senior Notes due December 2047	1,337	4.1%	—	—
Capital leases	87	7.0%	1	4.5%
Other long-term borrowings	22	1.9%	37	1.2%
Total long-term borrowings	6,312		38
Total borrowings	$8,349		$277

(1)	Weighted average effective interest rate is based on carrying value including step-up adjustment recorded upon the acquisition of Baker Hughes.

(2)	Represents long-term fixed rate debt obligations assumed in connection with the acquisition of Baker Hughes, net of amounts repurchased subsequent to the closing of the Transactions.
On July 3, 2017, in connection with the Transactions, BHGE LLC entered into a new five-year $3 billion committed unsecured revolving credit facility (the 2017 Credit Agreement) with commercial banks maturing in July 2022. The 2017 Credit Agreement contains certain customary representations and warranties, certain affirmative covenants and no negative covenants. Upon the occurrence of certain events of default, our obligations under the 2017 Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the 2017 Credit Agreement, and other customary defaults. No such events of default have occurred. During the year ended December 31, 2017, there were no borrowings under the 2017 Credit Agreement.
On November 3, 2017, BHGE LLC entered into a commercial paper program under which it may issue from time to time up to $3 billion in commercial paper with maturities of no more than 397 days. At December 31, 2017, we had no borrowings outstanding under the commercial paper program. The maximum combined borrowing at any time under both the 2017 Credit Agreement and the commercial paper program is $3 billion.
On December 11, 2017, BHGE LLC completed a private placement offering $3,950 million aggregate principal amount of Senior Notes, consisting of $1,250 million aggregate principal amount of 2.773% Senior Notes due 2022, $1,350 million aggregate principal amount of 3.337% Senior Notes due 2027 and $1,350 million aggregate principal amount of 4.080% Senior Notes due 2047. These Senior Notes are presented net of issuance costs of $26 million in our consolidated and combined statement of financial position. BHGE LLC will pay interest on each series of Exchange Notes on June 15 and December 15 of each year, beginning on June 15, 2018. The Notes are senior

BHGE Financial Statements & Notes | 27

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

unsecured obligations and rank equal in right of payment to all of BHGE LLC's existing and future senior indebtedness; senior in right of payment to any future subordinated indebtedness; and effectively junior to BHGE LLC's future secured indebtedness, if any, and to all existing and future indebtedness of its subsidiaries. BHGE LLC may redeem, at its option, all or part of the Notes at any time, at the applicable make-whole redemption prices plus accrued and unpaid interest to the date of redemption. The Senior Notes contain covenants that restrict BHGE LLC's ability to take certain actions, including, but not limited to, the creation of certain liens securing debt, the entry into certain sale-leaseback transactions and engaging in certain merger, consolidation and asset sale transactions in excess of specified limits.
BHGE LLC used a portion of the net proceeds from the private placement of the Senior Notes to fund the purchase of $82 million of 7.5% senior notes due 2018, $25 million of 6.0% senior notes due 2018, $6 million of 8.55% debentures due 2024 and $62 million of 6.875% notes due 2029 that were validly tendered in connection with the cash tender offers commenced by BHGE LLC on December 4, 2017. Under the cash tender offer BHGE LLC purchased a further $3 million of 6.875% notes due 2029 in January 2018. BHGE LLC also redeemed in January 2018 all remaining aggregate principal amount of the 2018 Senior Notes of $615 million that were not tendered for purchase in accordance with the relevant indentures. The above transactions resulted in total repurchase of our Senior Notes of $793 million.
BHGE LLC intends to use the remaining net proceeds from the offering of the Senior Notes for general corporate purposes, which may include purchases of BHGE LLC’s common units from us and GE in connection with the share repurchase authorization announced by us on November 6, 2017.
On January 2, 2018, BHGE LLC commenced an offering to exchange $3,950 million of all the outstanding, unregistered senior notes that were issued in a private offering on December 11, 2017, for identical, registered 2.773% Senior Notes due 2022, 3.337% Senior Notes due 2027 and 4.080% Senior Notes due 2047. The exchange offer was completed on January 31, 2018.
Concurrent with the Transactions associated with the acquisition of Baker Hughes on July 3, 2017, Baker Hughes Co-Obligor, Inc. became a co-obligor, jointly and severally with BHGE LLC, on our registered debt securities.  This co-obligor is a 100%-owned finance subsidiary of BHGE LLC that was incorporated for the sole purpose of serving as a co-obligor of debt securities and has no assets or operations other than those related to its sole purpose. Baker Hughes Co-Obligor, Inc. is also a co-obligor of the $3,950 million senior notes issued on December 11, 2017 by BHGE LLC in a private placement.
In connection with our acquisition of Baker Hughes we assumed all the outstanding borrowings including all notes, senior notes, and debentures of Baker Hughes.  A step-up adjustment of $364 million was recorded upon the acquisition of Baker Hughes to present these borrowings at fair value.
The estimated fair value of total borrowings at December 31, 2017 and December 31, 2016 was $8,466 million and $303 million, respectively. For a majority of our borrowings the fair value was determined using quoted period-end market prices. Where market prices are not available, we estimate fair values based on valuation methodologies using current market interest rate data adjusted for our non-performance risk.
Maturities of debt for each of the five years in the period ended December 31, 2022, and in the aggregate thereafter, are listed in the table below:

	2018	2019	2020	2021	2022	Thereafter
Total debt	$2,037	$43	$13	$540	$1,255	$4,461
See "Note 18. Related Party Transactions" for additional information on the short-term borrowings from GE, and see "Note 16. Financial Instruments" for additional information about borrowings and associated swaps.

BHGE Financial Statements & Notes | 28

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

NOTE 11. EMPLOYEE BENEFIT PLANS

Certain of our U.S. employees are covered under various U.S. GE employee benefit plans, including GE's retirement plans (pension, retiree health and life insurance, and savings benefit plans). In addition, certain United Kingdom (UK) employees participate in the GE UK Pension Plan. We are allocated relevant participation costs for these GE employee benefit plans as part of multi-employer plans. As such, we have not recorded any liabilities associated with our participation in these plans. Expenses associated with our participation in these plans was $132 million and $140 million in the years ended December 31, 2017 and 2016, respectively.
During 2016, two UK pension plans sponsored by us, the 1987 Vetco Gray Hughes Pension Plan and the UK Dresser Pension Scheme, were merged into the GE UK Pension Plan. We agreed to pay deficit contributions for the next 10 years. The estimated present value of these payments is approximately $15 million and is recorded in the consolidated and combined Statement of Financial Position in “All other liabilities.”  Subsequent to that merger, plan participants in these respective plans participate in the GE UK Pension Plan.
DEFINED BENEFIT PLANS
In addition to these GE plans, certain of our employees are also covered by company sponsored pension plans. Our pension plans in 2017 included seven U.S. plans and six non-U.S. pension plans, primarily in the UK, Germany, and Canada, all with pension assets or obligations greater than $20 million. We use a December 31 measurement date for these plans. These defined benefit plans generally provide benefits to employees based on formulas recognizing length of service and earnings. We also provide certain postretirement health care benefits ("Other Postretirement Benefits"), through an unfunded plan, to a closed group of U.S. employees who retire and have met certain age and service requirements.
Funded Status
The funded status position represents the difference between the benefit obligation and the plan assets. The projected benefit obligation (PBO) for pension benefits represents the actuarial present value of benefits attributed to employee services and compensation and includes an assumption about future compensation levels. The accumulated benefit obligation (ABO) is the actuarial present value of pension benefits attributed to employee service to date and present compensation levels. The ABO differs from the PBO in that the ABO does not include any assumptions about future compensation levels.

BHGE Financial Statements & Notes | 29

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Below is the reconciliation of the beginning and ending balances of benefit obligations, fair value of plan assets and the funded status of our plans.

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$820	$1,290	$117	$136
Service cost	37	18	2	2
Interest cost	51	34	6	5
Plan amendment	—	—	(23)	(5)
Actuarial loss (gain)	41	39	—	(14)
Benefits paid	(65)	(39)	(13)	(6)
Curtailments	(45)	—	5	(1)
Settlements	(10)	—	—	—
Business acquisition (1)	1,546	—	93	—
Other (2)	(2)	(460)	—	—
Foreign currency translation adjustments	45	(62)	—	—
Benefit obligation at end of year	2,418	820	187	117

Change in plan assets:
Fair value of plan assets at beginning of year	567	915	—	—
Actual return on plan assets	152	43	—	—
Employer contributions	50	50	13	6
Benefits paid	(65)	(39)	(13)	(6)
Settlements	(10)	—	—	—
Business acquisition(1)	1,342	—	—	—
Other (2)	(2)	(358)	—	—
Foreign currency translation adjustments	25	(44)	—	—
Fair value of plan assets at end of year	2,059	567	—	—

Funded status - underfunded at end of year	$(359)	$(253)	$(187)	$(117)

Accumulated benefit obligation	$2,373	$803	$187	$117

(1)	Relates to the acquisition of Baker Hughes on July 3, 2017.

(2)	Two UK pension plans merged into the GE UK pension plan in 2016.
The amounts recognized in the consolidated and combined statements of financial position consist of the following at December 31:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Noncurrent assets	$46	$—	$—	$—
Current liabilities	(10)	(4)	(24)	(6)
Noncurrent liabilities	(395)	(249)	(163)	(111)
Net amount recognized	$(359)	$(253)	$(187)	$(117)

BHGE Financial Statements & Notes | 30

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Information for the plans with ABOs in excess of plan assets is as follows at December 31:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Projected benefit obligation	$1,692	$820	n/a	n/a
Accumulated benefit obligation	$1,647	$803	$187	$117
Fair value of plan assets	$1,286	$567	n/a	n/a
Net Periodic Cost (Benefit)
The components of net periodic cost (benefit) are as follows for the years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Service cost	$37	$18	$2	$2
Interest cost	51	34	6	5
Expected return on plan assets	(81)	(46)	—	—
Amortization of prior service credit	—	—	(3)	(2)
Amortization of net actuarial loss (gain)	12	14	(2)	—
Curtailment / settlement loss (gain)	(45)	(26)	2	(2)
Net periodic cost (benefit)	$(26)	$(6)	$5	$3

(1)	Primarily associated with two UK plans merging into the GE UK Pension Plan.

(2)
As a result of the acquisition of Baker Hughes, we obtained a non-contributory pension plan (the Baker Hughes Incorporated Pension Plan or BHIPP). During the fourth quarter of 2017, the Compensation Committee of the Board of Directors approved amendments to the BHIPP to close the plan to new participants and freeze accruals of future service-related benefits effective as of December 31, 2017. As a result of these actions, the Company recorded a curtailment gain of $45 million. The curtailment was recorded by the Company during the fourth quarter of 2017 and included in “Other non operating income, net” in our consolidated and combined statement of income (loss).

The service cost component of the net periodic cost (benefit) is included in operating income (loss) and all other components are included in other non operating income, net in our consolidated and combined statements of income (loss).
Assumptions Used in Benefit Calculations
Accounting requirements necessitate the use of assumptions to reflect the uncertainties and the length of time over which the pension obligations will be paid. The actual amount of future benefit payments will depend upon when participants retire, the amount of their benefit at retirement and how long they live. To reflect the obligation in today’s dollars, we discount the future payments using a rate that matches the time frame over which the payments will be made. We also need to assume a long-term rate of return that will be earned on investments used to fund these payments.
Weighted average assumptions used to determine benefit obligations for these plans are as follows for the years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Discount rate	2.99%	3.41%	3.32%	4.00%
Rate of compensation increase	3.82%	4.09%	n/a	n/a

BHGE Financial Statements & Notes | 31

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Weighted average assumptions used to determine net periodic cost for these plans are as follows for the years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Discount rate	3.24%	3.83%	3.72%	4.25%
Expected long-term return on plan assets	6.26%	6.86%	n/a	n/a
We determine the discount rate using a bond matching model, whereby the weighted average yields on high-quality fixed-income securities have maturities consistent with the timing of benefit payments. Lower discount rates increase the size of the benefit obligations and pension expense in the following year; higher discount rates reduce the size of the benefit obligation and subsequent-year pension expense.
The expected return on plan assets is the estimated long-term rate of return that will be earned on the investments used to fund the pension obligations. To determine this rate, we consider the current and target composition of plan investments, our historical returns earned, and our expectations about the future.
The compensation assumption is used to estimate the annual rate at which pay of plan participants will grow. If the rate of growth assumed increases, the size of the pension obligations will increase, as will the amount recorded in equity attributable to parent and amortized to income in subsequent periods.
Assumed health care cost trend rates can have a significant effect on the amounts reported for Other Postretirement Benefits. As of December 31, 2017, the health care cost trend rate was 6.81%, declining gradually each successive year until it reaches 4.81%. A one percentage point change in assumed health care cost trend rates would have had the following effects on 2017:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components (in thousands)	$854	$(685)
Effect on postretirement welfare benefit obligation (in thousands)	$15,460	$(12,817)

Accumulated Other Comprehensive Loss

The amount recorded before-tax in accumulated other comprehensive loss related to employee benefit plans consists of the following at December 31:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
Net actuarial loss (gain)	$117	$14	$(16)	$(14)
Net prior service credit	—	—	(25)	(3)
Total	$117	$14	$(41)	$(17)
The estimated net actuarial loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss and included in net periodic benefit cost in 2018 is $9 million. The estimated net actuarial gain and prior service credit for the other postretirement benefits that will be amortized from accumulated other comprehensive loss and included in net periodic benefit cost in 2018 is $2 million and $5 million, respectively.
Plan Assets
We have investment committees that meet regularly to review the portfolio returns and to determine asset-mix targets based on asset/liability studies. Third-party investment consultants assist such committees in developing asset allocation strategies to determine our expected rates of return and expected risk for various investment

BHGE Financial Statements & Notes | 32

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

portfolios. The investment committees considered these strategies in the formal establishment of the current asset-mix targets based on the projected risk and return levels for all major asset classes.
The table below presents the fair value of the pension assets by asset category at December 31:

	2017	2016
Equity securities
U.S. equity securities (1)	$207	$122
Global equity securities (1)	551	149
Debt securities
Fixed income and cash investment funds	658	49
U.S. corporate	70	53
Other debt securities	55	99
Private equities	107	45
Real estate	44	32
Other investments (2)	367	18
Total plan assets	$2,059	$567

(1)	Include direct investments and investment funds.

(2)	Substantially all represented hedge fund and asset allocation fund investments.
Plan assets valued using Net Asset Value (NAV) as a practical expedient amounted to $1,684 million and $228 million as of December 31, 2017 and 2016, respectively. The percentages of plan assets valued using NAV by investment fund type for equity securities, fixed income and cash, and alternative investments were 30%, 28%, and 24% as of December 31, 2017, respectively, and 20%, 7%, and 13% as of December 31, 2016, respectively. Those investments that were measured at fair value using NAV as practical expedient were excluded from the fair value hierarchy. The practical expedient was not applied for investments with a fair value of $86 million and $25 million in 2017 and 2016, respectively, and those investments were classified within Level 3. The remaining investments were considered Level 1 and 2.
Funding Policy
The funding policy for our Pension Benefits is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as we may determine to be appropriate. In 2017, we contributed approximately $50 million. We expect to contribute approximately $44 million to our pension plans in 2018.
We fund our Other Postretirement Benefits on a pay-as-you-go basis. In 2017, we contributed $13 million to these plans. In 2018, we expect to contribute approximately $24 million to fund such benefits.

BHGE Financial Statements & Notes | 33

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The following table presents the expected benefit payments over the next 10 years. The U.S. and non-U.S. pension benefit payments are made by the respective pension trust funds.

Year	Pension Benefits	Other Postretirement Benefits
2018	$105	$24
2019	109	22
2020	107	17
2021	111	12
2022	112	10
2023-2027	593	47
Other
As part of the Baker Hughes acquisition, we obtained two non-qualified defined contribution plans that are invested through trusts.  The assets and corresponding liabilities were $278 million at December 31, 2017 and are included in our consolidated and combined statement of financial position.
NOTE 12. INCOME TAXES
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (U.S. tax reform) that lowers the statutory tax rate on U.S. earnings, taxes historic foreign earnings previously deferred from U.S. taxation at a reduced rate of tax (transition tax), establishes a territorial tax system and enacts new taxes associated with global operations.
The impact of U.S. tax reform has been recorded on a provisional basis as the legislation provides for additional guidance to be issued by the U.S. Department of the Treasury on several provisions including the computation of the transition tax. Guidance in 2018 could impact the information required for and the calculation of the transition tax charge and could affect decisions that affect the tax on various U.S. and foreign items which would further impact the final amounts included in the transition tax charge and impact the revaluation of deferred taxes. In addition, analysis performed and conclusions reached as part of the tax return filing process and additional guidance on accounting for tax reform could affect the provisional amount. As part of purchase accounting for the Baker Hughes acquisition, we have made preliminary estimates of the fair value of assets acquired and liabilities assumed.  Accordingly, changes to these estimates resulting from the finalization of the fair values may also require us to adjust the provisional impact of U.S. tax reform.
Additionally, as part of U.S. tax reform, the U.S. has enacted a tax on "base eroding" payments from the U.S. and a minimum tax on foreign earnings (global intangible low-taxed income). Because aspects of the new law and the effect on our operations is uncertain and because aspects of the accounting rules associated with this provision have not been resolved, we have not made a provisional accrual for the deferred tax aspects of this provision and consequently have not made an accounting policy election on the deferred tax treatment of this tax.

As a result of enactment of U.S. tax reform, we have recorded a net tax benefit of $132 million in 2017 to reflect our provisional estimate of the revaluation of deferred taxes. We also recorded tax expense of $271 million to reflect our provisional estimate of the transition tax charge on historic foreign earnings. This transition tax charge is completely offset with a tax benefit from a valuation allowance release on foreign tax credits available to offset the tax.

BHGE Financial Statements & Notes | 34

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The provision or benefit for income taxes is comprised of the following for the years ended December 31:

	2017	2016
Current:
U.S.	$(33)	$(114)
Foreign	408	325
Total current	375	211
Deferred:
U.S.	(263)	(5)
Foreign	(67)	(33)
Total deferred	(330)	(38)
Provision for income taxes	$45	$173
The geographic sources of income (loss) before income taxes, inclusive of equity in loss of affiliate are as follows for the years ended December 31:

	2017	2016
U.S.	$(1,189)	$(487)
Foreign	843	845
Income (loss) before income taxes, inclusive of equity in loss of affiliate	$(346)	$358
The benefit or provision for income taxes differs from the amount computed by applying the U.S. statutory income tax rate to the loss or income before income taxes for the reasons set forth below for the years ended December 31:

	2017	2016
Income (loss) before income taxes, inclusive of equity in loss of affiliate	$(346)	$358
Taxes at the U.S. federal statutory income tax rate	(121)	125
Effect of foreign operations	(19)	(2)
Tax impact of partnership structure	171	—
Tax impact of dispositions	—	1
Nondeductible goodwill	—	—
Change in valuation allowances	169	28
Tax Cuts and Jobs Act enactment	(132)	—
Other - net	(23)	21
Provision for income taxes	$45	$173
Actual income tax rate	(13.0)%	48.3%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards.

BHGE Financial Statements & Notes | 35

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The tax effects of our temporary differences and carryforwards are as follows at December 31:

	2017	2016
Deferred tax assets:
Receivables	$98	$—
Inventory	63	89
Property	144	—
Employee benefits	64	154
Investment in partnership	74	—
Other accrued expenses	91	121
Operating loss carryforwards	1,376	142
Tax credit carryforwards	554	5
Other	498	244
Total deferred income tax asset	2,962	755
Valuation allowances	(2,484)	(87)
Total deferred income tax asset after valuation allowance	478	668
Deferred tax liabilities:
Goodwill and other intangibles	(202)	(845)
Property	—	(62)
Undistributed earnings of foreign subsidiaries	—	(46)
Other	(51)	(9)
Total deferred income tax liability	(253)	(962)
Net deferred tax liability	$225	$(294)
At December 31, 2017, we had approximately $129 million of non-U.S. tax credits which may be carried forward indefinitely under applicable foreign law, $395 million of foreign tax credits and $30 million of other credits, the majority of which will expire after tax year 2027 under U.S. tax law. The increase in tax credit carryforwards of approximately $549 million is primarily due to the generation of foreign tax credits under U.S. tax law related to the business acquisition referred to in Note 3 partially offset by the U.S. tax reform transition tax. Additionally, we had $1,376 million of net operating loss carryforwards, of which approximately $319 million will expire within five years, $293 million will expire between six and 20 years, and the remainder can be carried forward indefinitely.
We record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. At December 31, 2017, $2,484 million of valuation allowances are recorded against various deferred tax assets, including foreign net operating losses (NOL) of $1,125 million, U.S. federal and foreign tax credit carryforwards of $524 million, other U.S. NOL's and tax credit carryforwards of $57 million, and certain other U.S. and foreign deferred tax assets of $778 million. The increase of $2,397 million in valuation allowances are primarily related to the business acquisition.
Due to cumulative losses in the U.S., we concluded that valuation allowances were required on the majority of our U.S. net deferred tax assets, including foreign tax credit carryforwards.
Certain other U.S. tax reform provisions could impact the amount of our U.S. valuation allowance assessment. Our assessment is provisional and amounts may be updated as we finalize our accounting for U.S. tax reform in 2018. There are $192 million of deferred tax assets related to foreign net operating loss carryforwards without a valuation allowance as we expect that the deferred tax assets will be realized within the carryforward period.
Substantially all of our undistributed earnings of our foreign subsidiaries are indefinitely reinvested. Due to the enactment of U.S. tax reform, repatriations of foreign earnings will generally be free of U.S. federal tax but may incur other taxes such as withholding or state taxes. Indefinite reinvestment is determined by management’s intentions concerning the future operations of the Company. Most of these earnings have been reinvested in active

BHGE Financial Statements & Notes | 36

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

non-U.S. business operations. However, as a result of U.S. tax reform, substantially all of our prior unrepatriated foreign earnings were subject to U.S. tax and accordingly we expect to have the ability to repatriate those earnings without incremental U.S. federal tax cost. We expect that any foreign withholding taxes on such a repatriation would generate a U.S. foreign tax credit. We will update our analysis of investment of foreign earnings in 2018 as we consider the impact of U.S. tax reform. As of December 31, 2017, the cumulative amount of indefinitely reinvested foreign earnings is approximately $8.0 billion. Computation of the potential deferred tax liability associated with these undistributed earnings and any other basis differences is not practicable.
At December 31, 2017, we had $395 million of tax liabilities for total gross unrecognized tax benefits related to uncertain tax positions. In addition to these uncertain tax positions, we had $95 million and $53 million related to interest and penalties, respectively, for total liabilities of $543 million for uncertain positions. If we were to prevail on all uncertain positions, the net effect would result in an income tax benefit of approximately $522 million. The remaining $21 million is offset by deferred tax assets that represent tax benefits that would be received in different taxing jurisdictions in the event that we did not prevail on all uncertain tax positions.
We have not provided for any unrecognized tax benefits related to U.S. tax reform in our provisional estimate. The analysis performed and conclusions reached as part of the tax return filing process and additional guidance on accounting for U.S. tax reform could affect the provisional estimate.
The following table presents the changes in our gross unrecognized tax benefits included in the consolidated and combined statements of financial position.

Asset / (Liability)	2017	2016
Balance at January 1	$(94)	$(100)
Balance acquired from Baker Hughes	(326)	—
Additions for tax positions of the current year	(13)	(4)
Additions for tax positions of prior years	(19)	—
Reductions for tax positions of prior years	32	5
Settlements with tax authorities	14	—
Lapse of statute of limitations	11	5
Balance at December 31	$(395)	$(94)
It is expected that the amount of unrecognized tax benefits will change in the next twelve months due to expiring statutes, audit activity, tax payments, and competent authority proceedings related to transfer pricing or final decisions in matters that are the subject of litigation in various taxing jurisdictions in which we operate. At December 31, 2017, we had approximately $105 million of tax liabilities, net of $2 million of tax assets, related to uncertain tax positions, each of which are individually insignificant, and each of which are reasonably possible of being settled within the next twelve months.
At December 31, 2017, approximately $288 million of tax liabilities for total gross unrecognized tax benefits were included in the noncurrent portion of our income tax liabilities, for which the settlement period cannot be determined, however, it is not expected to be within the next twelve months.
We conduct business in more than 120 countries and are subject to income taxes in most taxing jurisdictions in which we operate. All Internal Revenue Service examinations have been completed and closed through year end 2015 for the most significant U.S. returns. We believe there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties.
NOTE 13. STOCK-BASED COMPENSATION
In July 2017, we adopted the BHGE 2017 Long-Term Incentive Plan (LTI Plan) under which we may grant stock options and other equity-based awards to employees and non-employee directors providing services to the Company and our subsidiaries. A total of up to 57.4 million shares of Class A common stock are authorized for

BHGE Financial Statements & Notes | 37

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

issuance pursuant to awards granted under the LTI Plan over its term which expires on the date of the annual meeting of the Company in 2027. A total of 53.7 million shares of Class A common stock are available for issuance as of December 31, 2017.
As a result of the acquisition of Baker Hughes, on July 3, 2017, each outstanding Baker Hughes stock option was converted into an option to purchase a share of Class A common stock in the Company. Consequently, we issued 6.8 million stock options which are fully vested. Each converted option is subject to the same terms and conditions as applied to the original option, and the per share exercise price of each converted option was reduced by $17.50 to reflect the per share amount of the special dividend pursuant to the agreement associated with the Transactions. Additionally, as a result of the acquisition of Baker Hughes, there were 1.7 million Baker Hughes restricted stock units (RSUs) that were converted to BHGE RSUs at a fair value of $40.18.
Stock-based compensation cost is measured at the date of grant based on the calculated fair value of the award and is generally recognized on a straight-line basis over the vesting period of the equity grant. The compensation cost is determined based on awards ultimately expected to vest; therefore, we have reduced the cost for estimated forfeitures based on historical forfeiture rates. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods to reflect actual forfeitures. There were no stock-based compensation costs capitalized as the amounts were not material.
During the year ended December 31, 2017, we issued 2.1 million RSUs and 1.6 million stock options under the LTI Plan. These RSUs and stock options generally vest in equal amounts over a three-year vesting period provided that the employee has remained continuously employed by the Company through such vesting date.
Stock based compensation expense was $37 million in 2017. Included in this amount is $15 million of expense which relates to the acceleration of equity awards upon termination of employment of Baker Hughes employees with change in control agreements, and are included as part of "Merger and related costs" in the consolidated and combined statements of income (loss). As BHGE LLC is a pass through entity, any tax benefit would be recognized by its partners. Due to its cumulative losses, BHGE is unable to recognize a tax benefit on its share of stock related expenses.
Stock Options
The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The following table presents the weighted average assumptions used in the option pricing model for options granted under the LTI Plan. The expected life of the options represents the period of time the options are expected to be outstanding. The expected life is based on a simple average of the vesting term and original contractual term of the awards. The expected volatility is based on the historical volatility of our five main competitors over a six year period. The risk-free interest rate is based on the observed U.S. Treasury yield curve in effect at the time the options were granted. The dividend yield is based on a five year history of dividend payouts in Baker Hughes.

2017
Expected life (years)	6
Risk-free interest rate	2.1%
Volatility	36.4%
Dividend yield	1.2%
Weighted average fair value per share at grant date	$12.32

BHGE Financial Statements & Notes | 38

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The following table presents the changes in stock options outstanding and related information (in thousands, except per option prices):

	Number of Options	Weighted Average Exercise Price Per Option (1)
Conversion of Baker Hughes stock options outstanding on July 3, 2017	6,822	$36.17
Granted	1,626	36.62
Exercised	(261)	25.66
Forfeited	(28)	36.89
Expired	(318)	61.21
Outstanding at December 31, 2017	7,841	$35.59
Exercisable at December 31, 2017	6,243	$35.33

(1)	Weighted average exercise price for the converted stock options reflect a reduction of $17.50 for the special dividend.

The weighted average remaining contractual term for options outstanding and options exercisable at December 31, 2017 were 4.3 years and 2.9 years, respectively. The maximum contractual term of options outstanding is 9.6 years.

The total intrinsic value of stock options (defined as the amount by which the market price of our common stock on the date of exercise exceeds the exercise price of the option) exercised in 2017 was $3 million. There is no income tax benefit realized from stock options exercised in 2017.

There were no options that vested in 2017. As of December 31, 2017, there was $17 million of total unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 2.6 years.

The total intrinsic value of stock options outstanding at December 31, 2017 was $20 million, all of which relates to options vested and exercisable. The intrinsic value of stock options outstanding is calculated as the amount by which the quoted price of $31.64 of our common stock as of the end of 2017 exceeds the exercise price of the options.

Restricted Stock

In addition to stock options, our officers, directors and key employees may be granted restricted stock awards ("RSA"), which is an award of common stock with no exercise price, or restricted stock units ("RSU"), where each unit represents the right to receive, at the end of a stipulated period, one unrestricted share of stock with no exercise price. RSAs and RSUs are subject to cliff or graded vesting, generally ranging over a three year period, or over a one year period for non-employee directors. We determine the fair value of restricted stock awards and restricted stock units based on the market price of our common stock on the date of grant, discounted by the present value of future dividends.
The following table presents the changes of RSUs and related information (in thousands, except per unit prices):

	Number of Units	Weighted Average Grant Date Fair Value Per Unit
Conversion of Baker Hughes RSUs outstanding on July 3, 2017	1,720	$40.18
Granted	2,121	36.73
Vested	(471)	40.18
Forfeited	(84)	38.09
Unvested balance at December 31, 2017	3,286	$38.01

BHGE Financial Statements & Notes | 39

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The total intrinsic value of RSUs (defined as the value of the shares awarded at the current market price) vested and outstanding in 2017 was $17 million and $38 million, respectively. The total fair value of RSUs vested in 2017 was $19 million. As of December 31, 2017, there was $98 million of total unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted average period of 2.5 years.
NOTE 14. EQUITY
COMMON STOCK
We are authorized to issue 2 billion shares of Class A common stock, 1.25 billion shares of Class B common stock and 50 million shares of preferred stock each of which have a par value of $0.0001 per share. On July 3, 2017, each share of Baker Hughes common stock was converted into one share of Class A common stock in the Company. The number of Class A common stock and Class B common stock shares outstanding at December 31, 2017 is 422 million and 707 million, respectively. We have not issued any preferred stock. GE owns all the issued and outstanding Class B common stock. Each share of Class A and Class B common stock and the associated membership interest in BHGE LLC form a paired interest. While each share of Class B common stock has equal voting rights to a share of Class A common stock, it has no economic rights, meaning holders of Class B common stock have no right to dividends and any assets in the event of liquidation of the Company.
Former Baker Hughes stockholders immediately after the completion of the Transactions received a special one-time cash dividend of $17.50 per share paid by the Company to holders of record of the Company's Class A common stock. In addition, during 2017 the Company declared and paid regular dividends of $0.17 per share and $0.18 per share to holders of record of the Company's Class A common stock during the quarters ended September 30, 2017 and December 31, 2017, respectively.
The following table presents the changes in number of shares outstanding (in thousands):

	Class A Common Stock	Class B Common Stock
Balance at December 31, 2016	—	—
Issue of shares on business combination at July 3, 2017	427,709	717,111
Issue of shares upon vesting of restricted stock units (1)	290	—
Issue of shares on exercises of stock options(1)	256	—
Stock repurchase program (2) (3)	(6,047)	(10,126)
Balance at December 31, 2017	422,208	706,985

(1)	Share amounts reflected above are net of shares withheld to satisfy the employee's tax withholding obligation.

(2)
On November 2, 2017, our board of directors authorized BHGE LLC to repurchase up to $3 billion of its common units from the Company and GE. The proceeds of this repurchase are to be used by BHGE to repurchase Class A common stock of the Company on the open market, which if fully implemented would result in the repurchase of approximately $1.1 billion of Class A common stock. The Class B common stock of the Company, that is paired with repurchased common units, was repurchased by the Company at par value. The $3 billion repurchase authorization is the aggregate authorization for repurchases of Class A and Class B common stock together with its paired unit. BHGE LLC had authorization remaining to repurchase up to approximately $2.5 billion of its common units from BHGE and GE at December 31, 2017.

(3)
During 2017, we repurchased and canceled 6,046,735 shares of Class A common stock for a total of $187 million.  We also repurchased and canceled 10,126,467 shares of Class B common stock from GE which is paired together with common units of BHGE LLC for $314 million.

BHGE Financial Statements & Notes | 40

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

ACCUMULATED OTHER COMPREHENSIVE LOSS (AOCL)
The following table presents the changes in accumulated other comprehensive loss, net of tax:

	Investment Securities	Foreign Currency Translation Adjustments	Cash Flow Hedges	Benefit Plans	Accumulated Other Comprehensive Loss
Balance at December 31, 2015	$—	$(1,384)	$(2)	$(146)	$(1,532)
Other comprehensive loss before reclassifications	—	(417)	(38)	(12)	(467)
Amounts reclassified from accumulated other comprehensive loss	—	1	37	88	126
Deferred taxes	—		(7)	(22)	(29)
Other comprehensive income (loss)	—	(416)	(8)	54	(370)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	(5)	—	(9)	(14)
Balance at December 31, 2016	—	(1,795)	(10)	(83)	(1,888)
Other comprehensive income before reclassifications	41	(4)	8	45	90
Amounts reclassified from accumulated other comprehensive loss	(39)	—	7	1	(31)
Deferred taxes	2	(10)	(3)	9	(2)
Other comprehensive income (loss)	4	(14)	12	55	57
Less: Other comprehensive income attributable to noncontrolling interests	3	38	2	37	80
Less: Other adjustments	—	—	—	13	13
Less: Reallocation of AOCL based on ownership of GE and previous Baker Hughes stockholders	—	(1,170)	(1)	(63)	(1,234)
Less: Activity related to noncontrolling interest	—	5	—	8	13
Balance at December 31, 2017	$1	$(682)	$1	$(23)	$(703)
The amounts reclassified from accumulated other comprehensive loss during the years ended December 31, 2017 and 2016 represent (i) realized gains (losses) on investment securities recorded in other non operating income (loss) (ii) gains (losses) reclassified on cash flow hedges when the hedged transaction occurs and (iii) the amortization of net actuarial loss and prior service credit, and curtailments which are included in the computation of net periodic pension cost (see "Note11. Employee Benefit Plans" for additional details). Net periodic pension cost is recorded across the various cost and expense line items within the consolidated and combined statement of income (loss).
NONCONTROLLING INTEREST

Noncontrolling interests represent the portion of net assets in consolidated entities that are not owned by the Company. As of December 31, 2017, GE owned approximately 62.5% of BHGE LLC and this represents the majority of the noncontrolling interest balance reported within equity.

	2017	2016
GE's interest in BHGE LLC	$23,993	$—
Other noncontrolling interests	140	167
Total noncontrolling interests	$24,133	$167

BHGE Financial Statements & Notes | 41

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

NOTE 15. EARNINGS PER SHARE
Basic and diluted net income (loss) per share of Class A common stock is presented below:

(In millions, except per share amounts)	2017	2016
Net income (loss)	$(391)	$185
Less: Net income (loss) attributable to GE O&G pre-merger	42	254
Less: Net loss attributable to noncontrolling interests	(330)	(69)
Net loss attributable to BHGE	$(103)	$—

Weighted average shares outstanding:
Class A basic & diluted	427
Net loss per share attributable to common stockholders:
Class A basic & diluted	$(0.24)
The allocation of net loss to holders of shares of Class A common stock began following the close of the Transactions on July 3, 2017. Therefore, the earnings per share is Nil for 2016. Please refer to "Note 3. Business Acquisition" for proforma earnings per share.
As of July 3, 2017, GE, BHGE and BHGE LLC entered into an Exchange Agreement under which GE is entitled to exchange its holding in Class B common stock and units of BHGE LLC for Class A common stock on a one-for-one basis (subject to adjustment in accordance with the terms of the Exchange Agreement) or, at the option of BHGE, an amount of cash equal to the aggregate value of the shares of Class A common stock that would have otherwise been received by GE in the exchange. In computing the dilutive effect, if any, that the aforementioned exchange would have on net income (loss) per share, net income (loss) attributable to holders of Class A common stock would be adjusted due to the elimination of the noncontrolling interests associated with the Class B common stock (including any tax impact). For the year ended December 31, 2017, such exchange is not reflected in diluted net income (loss) per share as the assumed exchange is not dilutive.
For the year ended December 31, 2017, we excluded outstanding stock options and RSUs from the computation of diluted net income (loss) per share because their effect is antidilutive.
Shares of our Class B common stock do not share in earnings or losses of the Company and are not considered in the calculation of basic or diluted earnings per share (EPS). As such, separate presentation of basic and diluted EPS of Class B under the two class method has not been presented.
NOTE 16. FINANCIAL INSTRUMENTS
RECURRING FAIR VALUE MEASUREMENTS
Our assets and liabilities measured at fair value on a recurring basis consists of derivative instruments and investment securities.

	2017				2016
	Level 1	Level 2	Level 3	Net Balance	Level 1	Level 2	Level 3	Net Balance
Assets
Derivatives	$—	$150	$—	$150	$—	$318	$—	$318
Investment securities	81	8	304	393	—	—	—	—
Total assets	81	158	304	543	—	318	—	318

Liabilities
Derivatives	—	(95)	—	(95)	—	(375)	—	(375)
Total liabilities	$—	$(95)	$—	$(95)	$—	$(375)	$—	$(375)

BHGE Financial Statements & Notes | 42

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

There were no transfers between Level 1, 2 and 3 during 2017.
The following table provides a reconciliation of recurring Level 3 fair value measurements for investment securities:

Balance at December 31, 2016	$—
Additions as a result of business combination	179
Purchases	186
Proceeds at maturity	(62)
Unrealized gains recognized in accumulated other comprehensive income (loss)	1
Balance at December 31, 2017	$304
The most significant unobservable input used in the valuation of our Level 3 instruments is the discount rate. Discount rates are determined based on inputs that market participants would use when pricing investments, including credit and liquidity risk. An increase in the discount rate would result in a decrease in the fair value of our investment securities. There are no unrealized gains or losses recognized in the consolidated and combined statement of income (loss) on account of any Level 3 instrument still held at the reporting date. We hold $127 million of these investment securities on behalf of GE.

	2017				2016
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Investment securities
Non-U.S. debt securities	$310	$2	$—	$312	$—	$—	$—	$—
Equity securities	81	—	—	81	1	—	—	1
Total	$391	$2	$—	$393	$1	$—	$—	$1
All of our investment securities are classified as available for sale instruments. Non-U.S. debt securities mature in three years.
FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS
Our financial instruments include cash and equivalents, current receivables, investments, accounts payable, short and long-term debt, and derivative financial instruments. Except for long-term debt, the estimated fair value of these financial instruments at December 31, 2017 and December 31, 2016 approximates their carrying value as reflected in our consolidated and combined financial statements. For further information on the fair value of our debt, see "Note 10. Borrowings."
DERIVATIVES AND HEDGING
We use derivatives to manage our risks and do not use derivatives for speculation.
The table below summarizes the fair value of all derivatives, including hedging instruments and embedded derivatives.

	2017		2016
	Assets	(Liabilities)	Assets	(Liabilities)
Derivatives accounted for as hedges
Currency exchange contracts	$6	$—	$2	$(9)

Derivatives not accounted for as hedges
Currency exchange contracts	144	(95)	316	(366)
Total derivatives	$150	$(95)	$318	$(375)

BHGE Financial Statements & Notes | 43

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

Derivatives are classified in the captions "All other current assets," "All other assets," "All other current liabilities," and "All other liabilities" depending on their respective maturity date.
RISK MANAGEMENT STRATEGY
We buy, manufacture and sell components and products as well as provide services across global markets. These activities expose us to changes in foreign currency exchange rates and commodity prices, which can adversely affect revenue earned and costs of operating our business. When the currency in which we sell equipment differs from the primary currency (known as its functional currency) and the exchange rate fluctuates, it will affect the revenue we earn on the sale. These sales and purchase transactions also create receivables and payables denominated in foreign currencies, along with other monetary assets and liabilities, which expose us to foreign currency gains and losses based on changes in exchange rates. Changes in the price of a raw material that we use in manufacturing can affect the cost of manufacturing. We use derivatives to mitigate or eliminate these exposures.
FORMS OF HEDGING
Cash flow hedges
We use cash flow hedging primarily to reduce or eliminate the effects of foreign exchange rate changes on purchase and sale contracts. Accordingly, the vast majority of our derivative activity in this category consists of currency exchange contracts. We also use commodity derivatives to reduce or eliminate price risk on raw materials purchased for use in manufacturing.
Under hedge accounting, the derivative carrying amount is measured at fair value each period and any resulting gain or loss is recorded in a separate component of equity. Differences between the derivative and the hedged item may cause changes in their fair values to not offset completely, which is referred to as ineffectiveness. When the hedged transaction occurs, these amounts are released from equity, in order that the transaction will be reflected in earnings at the rate locked in by the derivative. The effect of the hedge is reported in the same financial statement line item as the earnings effects of the hedged transaction.
The following table explains the effect of changes in market rates on the fair value of derivatives we use most commonly in cash flow hedging arrangements.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases
Economic Hedges
These derivatives are not designated as hedges from an accounting standpoint (and therefore we do not apply hedge accounting to the relationship) but otherwise serve the same economic purpose as other hedging arrangements. Some economic hedges are used when changes in the carrying amount of the hedged item are already recorded in earnings in the same period as the derivative, making hedge accounting unnecessary. For some other types of economic hedges, changes in the fair value of the derivative are recorded in earnings currently but changes in the value of the forecasted foreign currency cash flows are only recognized in earnings when they occur. As a result, even though the derivative is an effective economic hedge, there is a net effect on earnings in each period due to differences in the timing of earnings recognition between the derivative and the hedged item.
These derivatives are marked to fair value through earnings each period. The effects are reported in "Selling, general and administrative expenses" in the consolidated and combined statement of income (loss). In general, the income (loss) effects of the hedged item are recorded in the same consolidated and combined financial statement line as the derivative. The income (loss) effect of economic hedges, after considering offsets related to income (loss) effects of hedged assets and liabilities, is substantially offset by changes in the fair value of forecasted transactions that have not yet affected income (loss).

BHGE Financial Statements & Notes | 44

Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

The table below explains the effects of market rate changes on the fair value of derivatives we use most commonly as economic hedges.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases
Receive U.S. dollars/pay foreign currency	Fair value increases	Fair value decreases

Commodity derivatives	Price increases	Price decreases
Receive commodity/ pay fixed price	Fair value increases	Fair value decreases
NOTIONAL AMOUNT OF DERIVATIVES
The notional amount of a derivative is the number of units of the underlying (for example, the notional principal amount of the debt in an interest rate swap). A substantial majority of the outstanding notional amount of $10.2 billion and $7.1 billion at December 31, 2017 and December 31, 2016, respectively, is related to hedges of anticipated sales and purchases in foreign currency, commodity purchases, and contractual terms in contracts that are considered embedded derivatives and for intercompany borrowings in foreign currencies. We generally disclose derivative notional amounts on a gross basis to indicate the total counterparty risk. Where we have gross purchase and sale derivative contracts for a particular currency, we look to execute these contracts with the same counterparty to reduce our exposure. The corresponding net notional amounts were $3.3 billion at December 31, 2017 and $0.6 billion at December 31, 2016.
The table below provides additional information about how derivatives are reflected in our consolidated and combined financial statements.

Carrying amount related to derivatives	2017	2016
Derivative assets	$150	$318
Derivative liabilities	(95)	(375)
Net derivatives	$55	$(57)
EFFECTS OF DERIVATIVES ON EARNINGS
All derivatives are marked to fair value on our consolidated and combined statement of financial position, whether they are designated in a hedging relationship for accounting purposes or are used as economic hedges. As discussed in the previous sections, each type of hedge affects the financial statements differently. In some economic hedges, both the hedged item and the hedging derivative offset in earnings in the same period. In other economic hedges, the hedged item and the hedging derivative offset in earnings in different periods. In cash flow, the effective portion of the hedging derivative is offset in separate components of equity and ineffectiveness is recognized in earnings. The table below summarizes these offsets and the net effect on pre-tax earnings.

	2017		2016
	Cash flow hedges	Economic hedges	Cash flow hedges	Economic hedges
Effect on hedging instrument	$8	$121	$38	$(272)
Effect on underlying	(8)	(152)	(38)	102
Effect on earnings (1)	—	(31)	—	(170)

(1)
For cash flow hedges, the effect on earnings, if any, is primarily related to ineffectiveness. For economic hedges on forecasted transactions, the effect on earnings is substantially offset by future earnings on economically hedged items.

Changes in the fair value of cash flow hedges are recorded in a separate component of equity (referred to below as Accumulated Other Comprehensive Income, or AOCI) and are recorded in earnings in the period in which

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the hedged transaction occurs. The table below summarizes this activity by hedging instrument.

	Gain (loss) recognized in AOCI		Gain (loss) reclassified from AOCI to earnings
	2017	2016	2017	2016
Currency exchange contracts	$8	$(38)	$(7)	$(37)
We expect to transfer an insignificant amount to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecast transactions. At December 31, 2017 and 2016, the maximum term of derivative instruments that hedge forecast transactions was three-years and two-years, respectively. See "Note 14. Equity" for additional information about reclassification out of accumulated other comprehensive income.
For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffectiveness were insignificant for each reporting period.
COUNTERPARTY CREDIT RISK
Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis.
NOTE 17. SEGMENT INFORMATION
Our operating segments are organized based on the nature of markets and customers. Following the Transactions, we revised our segment structure and began to manage and report our operating results through four operating segments as defined below. We have reflected this revised structure for all historical periods presented.
OILFIELD SERVICES

Oilfield Services provides products and services for onshore and offshore operations across the lifecycle of a well, ranging from drilling, evaluation, completion, production and intervention. Products and services include diamond and tri-cone drill bits, drilling services, including directional drilling technology, measurement while drilling & logging while drilling, downhole completion tools and systems, wellbore intervention tools and services, wireline services, drilling and completions fluids, oilfield and industrial chemicals, pressure pumping, and artificial lift technologies, including electrical submersible pumps.
OILFIELD EQUIPMENT

Oilfield Equipment provides a broad portfolio of products and services required to facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface. Products and services include pressure control equipment and services, subsea production systems and services, drilling equipment, and flexible pipeline systems. Oilfield Equipment designs and manufactures onshore and offshore drilling and production systems and equipment for floating production platforms and provides a full range of services related to onshore and offshore drilling activities.
TURBOMACHINERY & PROCESS SOLUTIONS
Turbomachinery & Process Solutions provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry as well as products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, flow and process control and other industrial applications.  The Turbomachinery & Process Solutions portfolio includes drivers (aero-derivative gas turbines, heavy-duty gas turbines and synchronous and induction electric motors), compressors (centrifugal and axial, direct drive high speed, integrated, subsea compressors, turbo expanders and reciprocating),

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turn-key solutions (industrial modules and waste heat recovery), pumps, valves, and compressed natural gas (CNG) and small-scale liquefied natural gas (LNG) solutions used primarily for shale oil and gas field development.
DIGITAL SOLUTIONS
Digital Solutions provides equipment and services for a wide range of industries, including oil & gas, power generation, aerospace, metals, and transportation. The offerings include sensor-based measurement, non-destructive testing and inspection, turbine, generator and plant controls and condition monitoring, as well as pipeline integrity solutions.
SEGMENT RESULTS
Summarized financial information is shown in the following tables. Consistent accounting policies have been applied by all segments within the Company, for all reporting periods. The current year results, and balances, may not be comparable to prior years as the current year includes the results of Baker Hughes from July 3, 2017.

Segment revenue	2017	2016
Oilfield Services	$5,881	$788
Oilfield Equipment	2,661	3,540
Turbomachinery & Process Solutions	6,295	6,668
Digital Solutions	2,342	2,086
Total	$17,179	$13,082

The performance of our operating segments is evaluated based on segment operating income (loss), which is defined as income (loss) before income taxes and equity in loss of affiliate and before the following: net interest expense, net other non operating income (loss), corporate expenses, restructuring, impairment and other charges, inventory impairments, merger and related costs, goodwill impairments and certain gains and losses not allocated to the operating segments.

Segment income (loss) before income taxes	2017	2016
Oilfield Services	$67	$(207)
Oilfield Equipment	26	305
Turbomachinery & Process Solutions	665	1,058
Digital Solutions	357	363
Total segment	1,115	1,519
Corporate	(370)	(375)
Inventory impairment and related charges (1)	(244)	(138)
Restructuring, impairment and other	(412)	(516)
Goodwill impairment	—	—
Merger and related costs	(373)	(33)
Other non operating income, net	80	3
Interest expense, net	(131)	(102)
Total	$(335)	$358

(1)
Inventory impairments and related charges are reported in the "Cost of goods sold" caption of the consolidated and combined statements of income (loss). 2017 includes $87 million of adjustments to write-up the acquired inventory to its estimated fair value on acquisition of Baker Hughes as this inventory was used or sold in the six months ended December 31, 2017.

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Notes to Consolidated and Combined Financial Statements

The following table presents total assets by segment at December 31:

Segments assets	2017	2016
Oilfield Services (1)	$32,841	$4,063
Oilfield Equipment	7,613	8,701
Turbomachinery & Process Solutions	9,147	8,090
Digital Solutions	3,830	3,140
Total segment	53,431	23,994
Corporate and eliminations (2)	3,069	(2,528)
Total	$56,500	$21,466

(1)	Goodwill acquired as a result of the Baker Hughes acquisition has been preliminarily allocated to Oilfield Services. See "Note 7. Goodwill and Other Intangible Assets" for further details.

(2)	Corporate and eliminations in total segment assets includes adjustments of intercompany investments and receivables that are reflected within the total assets of the four reportable segments.
The following table presents depreciation and amortization by segment for the years ended December 31:

Segment depreciation and amortization	2017	2016
Oilfield Services	$613	$132
Oilfield Equipment	187	154
Turbomachinery & Process Solutions	174	186
Digital Solutions	119	78
Total Segment	1,093	550
Corporate	10	—
Total	$1,103	$550
The following table presents net property, plant and equipment by its geographic location at December 31:

Property, plant and equipment - net	2017	2016
U.S.	$4,054	$833
Non-U.S.	2,905	1,492
Total	$6,959	$2,325
NOTE 18. RELATED PARTY TRANSACTIONS
GE and its affiliates have provided and continue to provide a variety of services to us.
In connection with the Transactions on July 3, 2017, we entered into various agreements with GE and its affiliates that govern our relationship with GE following the Transactions including an Intercompany Services Agreement pursuant to which GE and its affiliates and the Company will provide certain services to each other. GE will provide certain administrative services, GE proprietary technology and use of certain GE trademarks in consideration for a payment of $55 million per year. GE may also provide us with certain additional administrative services under the Intercompany Services Agreement, not included as consideration for the $55 million per year payment, and the fees for such services are based on actual usage of such services and historical GE intercompany pricing. In addition, we will provide GE and its affiliates with confidential access to certain of our proprietary technology and related developments and enhancements thereto related to GE's operations, products or service offerings. We recognized a cost of $28 million for the year ended December 31, 2017 for services provided by GE and its affiliates subsequent to the close of the Transactions.
Prior to the Transactions, GE and its affiliates provided a variety of services and funding to us. The cost of

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these services was either (a) recognized through our allocated portion of GE's corporate overhead; or (b) billed directly to us. Costs of $103 million and $210 million for the year ended December 31, 2017 and 2016, respectively, were recorded in our consolidated and combined statement of income (loss) in respect of services provided by GE and its affiliates prior to the close of the Transactions.
We sold $639 million and $374 million of products and services to various GE and its affiliates during the year ended December 31, 2017 and 2016, respectively. Purchases from GE and its affiliates were $1,512 million and $978 million during the year ended December 31, 2017 and 2016, respectively.
EMPLOYEE BENEFITS
Certain of our employees are covered under various GE sponsored employee benefit plans, including GE's retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans. Further details are provided in "Note 11. Employee Benefit Plans."
RELATED PARTY BALANCES
In connection with the Transactions, as of July 3, 2017, we were required to repay any cash in excess of $100 million, net of any third-party debt in GE O&G, to GE. Due to the restricted nature of the majority of this excess cash, we continue to hold this cash on behalf of GE until such cash is unrestricted and available for repayment to GE. The restriction arises as the majority of the cash cannot be released, transferred or otherwise converted into a non-restricted market currency due to the lack of market liquidity, capital controls or similar monetary or exchange limitations by a Government entity of the jurisdiction in which such cash is situated. Accordingly, on July 3, 2017, we executed a promissory note with GE.  There is no maturity date on the promissory note, but we remain obligated to repay GE such excess cash together with any income or loss we may incur on it, therefore, this obligation is reflected as short-term borrowings. As of December 31, 2017, of the amount due to GE of $1,124 million, $997 million was held in the form of cash and $127 million was held in the form of investment securities. A corresponding liability is reported in short-term borrowings in the consolidated and combined statements of financial position.
RECEIVABLES MONETIZATION
We monetized a portion of our current receivables through programs established for GE and various GE subsidiaries. During the three months ended December 31, 2017, we ceased to participate in the GE receivables monetization program.
Under the receivable monetization program, we factored U.S. and non-U.S. receivables to GE Capital on a recourse and nonrecourse basis pursuant to various factoring and services agreements, purchased directly by Working Capital Solutions (WCS), an operating unit of GE Capital or sold to external investors through WCS agent arranger or buy/sell structures. Under the factoring programs, GE Capital performed a risk analysis and allocated a nonrecourse credit limit for each customer. If the portfolio exceeded this credit limit, then the receivable was factored with recourse. The evaluation of whether recourse transactions qualify for accounting derecognition is based, in part, upon the legal jurisdiction of the sales, as such, the majority of recourse transactions outside the U.S. qualify for sale treatment. The Company has $116 million and $198 million at December 31, 2017 and December 31, 2016, respectively, of accounts payable to GE that relate to cash collected on current receivables under this monetization program. In addition, prior to the Transactions, we participated in the GE Accounts Receivable (GEAR) program, in which we transferred our receivables into a securitization structure administered by GE Capital through the GE Receivables and Sale Contribution Agreement.
The outstanding balances of receivables that were transferred to GE under WCS administered programs and are accounted for as sales were $225 million and $2,168 million as of December 31, 2017 and 2016, respectively.
Under the programs, we retain the responsibility for servicing the receivables and remitting collections to the owner and the lenders for a fee equal to the prevailing market rate for such services. We have outsourced our servicing responsibilities to GE Capital for a market-based fee and accordingly, no servicing asset or liability has been recorded on the consolidated and combined statements of financial position as of December 31, 2017 and December 31, 2016. Under the programs, we incurred interest expense and finance charges of $59 million and $91

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million for the year ended December 31, 2017 and 2016, respectively, which is reflected in the consolidated and combined statements of income (loss).
TRADE PAYABLES ACCELERATED PAYMENT PROGRAM
Our North American operations participate in accounts payable programs with GE Capital. Invoices are settled with vendors per our payment terms to obtain cash discounts. GE Capital provides funding for invoices eligible for a cash discount. Our liability associated with the funded participation in the accounts payable programs, which is presented as accounts payable within the consolidated and combined statements of financial position, was $293 million and $104 million as of December 31, 2017 and December 31, 2016, respectively.
PARENT'S NET INVESTMENT
At December 31, 2016, the remainder of GE's total investment, in excess of our debt from GE, is reflected as equity under the caption "Parent's net investment" in our consolidated and combined statements of financial position. At December 31, 2017, GE's equity ownership is reflected in noncontrolling interest in our consolidated and combined statements of financial position.
OTHER
The Company has $575 million and $228 million of accounts payable at December 31, 2017 and 2016, respectively, for services provided by GE in the ordinary course of business. The Company has $801 million and $392 million of current receivables at December 31, 2017 and 2016, respectively, for services provided to GE in the ordinary course of business.
Prior to the Transactions, GE provided guarantees, letters of credit, and other support arrangements on our behalf. We provide guarantees to GE Capital on behalf of some customers who have entered into financing arrangements with GE Capital.
Prior to the Transactions, a certain number of our employees were granted GE stock options and RSUs under GE's 2007 Long-Term Incentive Plan. Our consolidated and combined financial statements include compensation expense related to these awards for the portion of an employee's vesting period that accrued during employment with us.
INCOME TAXES
At closing, BHGE, GE and BHGE LLC entered into a Tax Matters Agreement. The Tax Matters Agreement governs the administration and allocation between the parties of tax liabilities and benefits arising prior to, as a result of, and subsequent to the Transactions, including certain restructuring transactions in connection therewith, and the respective rights, responsibilities and obligations of GE and BHGE, with respect to various other tax matters. GE will be responsible for certain taxes related to the formation of the transaction undertaken by GE and Baker Hughes and their respective subsidiaries. GE has assumed approximately $33 million of tax obligations of Baker Hughes related to the formation of the transaction.
Following the closing of the Transactions, BHGE or BHGE LLC (or their respective subsidiaries) may be included in group tax returns with GE. To the extent included in such group tax returns, (i) GE will be required to pay BHGE or BHGE LLC to the extent such separate tax returns include net operating losses that are used to reduce taxes payable by GE with respect to the applicable group tax return, and (ii) BHGE or BHGE LLC will be required to make tax sharing payments to GE in an amount intended to approximate the amount that such entity would have paid if it had not been included in such group tax returns and had filed separate tax returns.
The Tax Matters Agreement also provides for the sharing of certain tax benefits (i) arising from the Transactions, including restructuring transactions, and (ii) resulting from allocations of tax items by BHGE LLC. GE is entitled to 100% of these tax benefits to the extent that GE has borne certain taxes related to the formation of the transaction which are currently estimated to be $33 million. Thereafter, these tax benefits will be shared by GE and BHGE in accordance with their economic ownership of BHGE LLC, which will initially be approximately 62.5% and

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Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

approximately 37.5%, respectively. The sharing of tax benefits generally is expected to result in cash payments by BHGE LLC to its members. Any such cash payments may be subject to adjustment based on certain subsequent events, including tax audits or other determinations as to the availability of the tax benefits with respect to which such cash payments were previously made.
NOTE 19. COMMITMENTS AND CONTINGENCIES
LEASES
At December 31, 2017, we had long-term non-cancelable operating leases covering certain facilities and equipment. The minimum annual rental commitments, net of amounts due under subleases, for each of the five years in the period ending December 31, 2022 are $156 million, $119 million, $95 million, $76 million and $54 million, respectively, and $188 million in the aggregate thereafter. Rent expense was $360 million and $200 million for the year ended December 31, 2017and 2016, respectively. We did not enter into any significant capital leases during the three years ended December 31, 2017.
LITIGATION
We are subject to a number of lawsuits and claims arising out of the conduct of our business. The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties. We record a liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated, including accruals for self-insured losses which are calculated based on historical claim data, specific loss development factors and other information.
A range of total possible losses for all litigation matters cannot be reasonably estimated. Based on a consideration of all relevant facts and circumstances, we do not expect the ultimate outcome of currently pending lawsuits or claims against us, other than those discussed below, will have a material adverse effect on our financial position, results of operations or cash flows, however, there can be no assurance as to the ultimate outcome of these matters.
With respect to the litigation matters below, if there was an adverse outcome individually or collectively, there could be a material impact on our business, financial condition and results of operations expected for the year. These litigation matters are subject to inherent uncertainties and management's view of these matters may change in the future. Therefore, there can be no assurance as to the ultimate outcome of these matters.
During 2014, we received notification from a customer related to a possible equipment failure in a natural gas storage system in Northern Germany, which includes certain of our products. We are currently investigating the cause of the possible failure and, if necessary, possible repair and replacement options for our products. Similar products were utilized in other natural gas storage systems for this and other customers. The customer initiated arbitral proceedings against us on June 19, 2015, under the rules of the German Institute of Arbitration e.V. (DIS). On August 3, 2016, the customer amended its claims and now alleges damages of approximately $224 million plus interest at an annual rate of prime + 5%. Hearings before the arbitration panel were held January 16, 2017 through January 23, 2017, and March 20, 2017 through March 21, 2017. In addition, on September 21, 2015, TRIUVA Kapitalverwaltungsgesellschaft mbH filed a lawsuit in the United States District Court for the Southern District of Texas, Houston Division against the Company and Baker Hughes Oilfield Operations, Inc. alleging that the plaintiff is the owner of gas storage caverns in Etzel, Germany in which the Company provided certain equipment in connection with the development of the gas storage caverns. The plaintiff further alleges that the Company supplied equipment that was either defectively designed or failed to warn of risks that the equipment posed, and that these alleged defects caused damage to the plaintiff's property. The plaintiff seeks recovery of alleged compensatory and punitive damages of an unspecified amount, in addition to reasonable attorneys' fees, court costs and pre-judgment and post-judgment interest. The allegations in this lawsuit are related to the claims made in the June 19, 2015 German arbitration referenced above. At this time, we are not able to predict the outcome of these claims.
On April 30, 2015, a class and collective action lawsuit alleging that we failed to pay a nationwide class of workers overtime in compliance with the Fair Labor Standards Act and North Dakota law was filed titled Williams et

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Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

al. v. Baker Hughes Oilfield Operations, Inc. in the U.S. District Court for the District of North Dakota.  On February 8, 2016, the Court conditionally certified certain subclasses of employees for collective action treatment. The parties entered into a settlement agreement which was approved by the Court on December 7, 2017.  The amount of the settlement will not have a material impact on the financial results reported by the Company.
On July 31, 2015, Rapid Completions LLC filed a lawsuit in federal court in the Eastern District of Texas against Baker Hughes Incorporated, Baker Hughes Oilfield Operations, Inc., and others claiming infringement of U.S. Patent Nos. 6,907,936; 7,134,505; 7,543,634; 7,861,774; and 8,657,009.  On August 6, 2015, Rapid Completions amended its complaint to allege infringement of U.S. Patent No. 9,074,451.  On September 17, 2015, Rapid Completions and Packers Plus Energy Services Inc. sued Baker Hughes Canada Company in the Canada Federal Court on the related Canadian patent 2,412,072. On April 1, 2016, Rapid Completions removed U.S. Patent No. 6,907,936 from its claims in the lawsuit. On April 5, 2016, Rapid Completions filed a second lawsuit in federal court in the Eastern District of Texas against Baker Hughes Incorporated, Baker Hughes Oilfield Operations, Inc. and others claiming infringement of U.S. Patent No. 9,303,501. These patents relate primarily to certain specific downhole completions equipment. The plaintiff has requested a permanent injunction against further alleged infringement, damages in an unspecified amount, supplemental and enhanced damages, and additional relief such as attorney's fees and costs.  During August and September 2016, the United States Patent and Trademark Office (USPTO) agreed to institute an inter-partes review of U.S. Patent Nos 7,861,774; 7,134,505; 7,534,634; 6,907,936; 8,657,009; and 9,074,451. On August 29, 2017, the USPTO issued its final written decisions in the inter-partes reviews of U.S. Patent Nos. 8,657,009 and 9,074,451 finding that all claims of those patents were unpatentable. On August 31, 2017, the USPTO issued its final written decision in the inter-partes review of U.S. Patent 6,907,936 - the patent dropped from the lawsuit by the plaintiffs - finding that all claims of this patent were patentable. On October 27, 2017, Rapid Completions filed its notices of appeal of the USPTO’s final written decision in the inter-partes review of U.S. Patent Nos. 8,657,009 and 9,074,451. Trial on the validity of asserted claims from Canada patent 2,412,072, was completed March 9, 2017. On December 7, 2017, the Canadian Court issued its judgment finding the patent claims asserted from Canada patent 2,412,072 against Baker Hughes Canada Company were invalid. On January 5, 2018, Rapid Completions filed its Notice of Appeal of the Canadian Court’s judgment of invalidity. At this time, we are not able to predict the outcome of these claims.
On May 10, 2017, a putative class action complaint was filed on behalf of purported Baker Hughes stockholders in the U.S. District Court for the Southern District of Texas challenging the Transaction Agreement and Plan of Merger combining Baker Hughes with GE O&G. The complaint is captioned Booth Family Trust v. Baker Hughes Inc., et al., Civil Action No. 4:17-cv-01457 (S.D. Tex. 2017). The complaint asserted, among other things, claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) against Baker Hughes and the members of its board of directors and challenged the adequacy of the disclosures made in the combined proxy statement/prospectus dated as of May 9, 2017. In addition to certain unspecified damages and reimbursement of costs, the plaintiff sought to enjoin the consummation of the Transactions. On June 21, 2017, the parties reached an agreement in principle to settle the Booth Family Trust litigation in exchange for the Company making certain additional disclosures. Those disclosures were contained in an 8-K filed with the SEC on June 22, 2017. On September 14, 2017, the parties filed a Stipulation of Dismissal with the Court dismissing all remaining claims of the Booth Family Trust with prejudice. The parties agreed to an award of attorney’s fees in an amount that will not have a material impact on the financial results reported by the Company.
Following consummation of the Transactions, two purported holders of shares of Baker Hughes common stock, representing a total of 1,875,000 shares of common stock of Baker Hughes, filed petitions in the Court of Chancery of the State of Delaware seeking appraisal for their shares pursuant to Section 262 of the Delaware General Corporation Law.  The action is captioned as follows:  GKC Strategic Value Master Fund, LP F/K/A GKC Appraisal Rights Master Fund, LP and Walleye Trading LLC v. Baker Hughes Incorporated, Case No. 2017-0769.  At this time, we are not able to predict the outcome of this action.
On February 17, 2017, GE Infrastructure Sensing, Inc. (now known as GE Infrastructure Sensing, LLC) (GEIS), a subsidiary of the Company, was served with a lawsuit filed in the Eastern District of New York by a company named Saniteq LLC claiming compensatory damages totalling $500 million plus punitive damages of an unspecified amount. The complaint is captioned Saniteq LLC v. GE Infrastructure Sensing, Inc., No. 17-cv-771 (E.D.N.Y 2017). The complaint generally alleges that GEIS breached a contract being negotiated between the parties and misappropriated unspecified trade secrets. At this time, we are not able to predict the outcome of these claims.

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Baker Hughes, a GE company
Notes to Consolidated and Combined Financial Statements

In January 2013, INEOS and Naphtachimie initiated expertise proceedings in Aix-en-Provence, France arising out of a fire at a chemical plant owned by INEOS in Lavera, France, which resulted in a 15-day plant shutdown and destruction of a steam turbine, which was part of a compressor train owned by Naphtachimie. INEOS and Naphtachimie claim approximately €195 million in losses as a result of the incident. Two of the Company's subsidiaries (and 17 other companies) were notified to participate in the proceedings. The proceedings are ongoing, and at this time, there is no indication that the Company's subsidiaries were involved in the incident. At this time, we are not able to predict the outcome of these claims.

In late November 2017, staff of the Boston office of the SEC notified GE that they are conducting an investigation of GE’s revenue recognition practices and internal controls over financial reporting related to long-term service agreements. The scope of the SEC’s request may include some BHGE contracts, mainly in our TPS business. We have provided documents to GE and are cooperating with them in their response to the SEC.
The Company is reporting the following matter in compliance with SEC requirements to disclose environmental proceedings where the government is a party and that potentially involve monetary sanctions of $100,000 or greater. In January 2018, Kern County California issued an administrative enforcement order with a proposed penalty of $130,000 for alleged violations of process safety management regulations at a manufacturing facility in Taft, California that is indirectly owned by the Company.
We insure against risks arising from our business to the extent deemed prudent by our management and to the extent insurance is available, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify us against liabilities arising out of pending or future legal proceedings or other claims. Most of our insurance policies contain deductibles or self-insured retentions in amounts we deem prudent and for which we are responsible for payment. In determining the amount of self-insurance, it is our policy to self-insure those losses that are predictable, measurable and recurring in nature, such as claims for automobile liability, general liability and workers compensation.
ENVIRONMENTAL MATTERS
Estimated remediation costs are accrued using currently available facts, existing environmental permits, technology and enacted laws and regulations. Our cost estimates are developed based on internal evaluations and are not discounted. Accruals are recorded when it is probable that we will be obligated to pay for environmental site evaluation, remediation or related activities, and such costs can be reasonably estimated. As additional information becomes available, accruals are adjusted to reflect current cost estimates. Ongoing environmental compliance costs, such as obtaining environmental permits, installation of pollution control equipment and waste disposal are expensed as incurred. Where we have been identified as a potentially responsible party in a U.S. federal or state Comprehensive Environmental Response, Compensation and Liability Act (“Superfund”) site, we accrue our share of the estimated remediation costs of the site. This share is based on the ratio of the estimated volume of waste we contributed to the site to the total volume of waste disposed at the site.
OTHER
In the normal course of business with customers, vendors and others, we have entered into off-balance sheet arrangements, such as surety bonds for performance, letters of credit and other bank issued guarantees, which totaled approximately $3.4 billion at December 31, 2017. It is not practicable to estimate the fair value of these financial instruments. None of the off-balance sheet arrangements either has, or is likely to have, a material effect on our financial position, results of operations or cash flows. We also had commitments outstanding for purchase obligations for each of the five years in the period ending December 31, 2022 of $962 million, $45 million, $42 million, $36 million and $23 million, respectively, and $13 million in the aggregate thereafter.
NOTE 20. RESTRUCTURING, IMPAIRMENT AND OTHER
We recorded restructuring, impairment and other charges of $412 million and $516 million during the year ended December 31, 2017 and 2016, respectively. Details of these charges are discussed below.

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RESTRUCTURING AND IMPAIRMENT CHARGES
In the current and prior periods, we approved various restructuring plans globally, mainly to consolidate manufacturing and service facilities, rationalize product lines and rooftops, and reduce headcount across various functions. As a result, we recognized a charge of $385 million and $293 million for the year ended December 31, 2017 and 2016, respectively. These restructuring initiatives will generate charges post 2017, and the related estimated remaining charges are approximately $150 million.
These charges are included as part of "Restructuring, impairment and other" in the consolidated and combined statements of income (loss).
The amount of costs not included in the reported segment results is as follows:

	2017	2016
Oilfield Services	$187	$122
Oilfield Equipment	114	52
Turbomachinery & Process Solutions	21	58
Digital Solutions	34	34
Corporate	29	27
Total	$385	$293
These costs were primarily related to product line terminations, plant closures and related expenses such as property, plant and equipment impairments, contract terminations and costs of assets' and employees' relocation, employee-related termination benefits, and other incremental costs that were a direct result of the restructuring plans.

	2017	2016
Property, plant & equipment, net	$131	$93
Employee-related termination expenses	186	111
Asset relocation costs	10	17
EHS remediation costs	9	20
Contract termination fees	26	37
Other incremental costs	23	15
Total	$385	$293
OTHER CHARGES
Other charges included in the "Restructuring, impairment and other" caption of the consolidated and combined statements of income (loss) was $27 million and $223 million for the year ended December 31, 2017 and 2016, respectively. Other charges include currency devaluation charges of $12 million and $138 million for the year ended December 31, 2017 and 2016, respectively, largely driven by significant currency devaluations in Angola and Nigeria. These markets have minimal currency derivative liquidity which limits our ability to offset these exposures.
NOTE 21. SUPPLEMENTARY INFORMATION
All Other Current Liabilities
All other current liabilities as of December 31, 2017 and 2016 include approximately $881 million and $318 million, respectively, of employee related liabilities.

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Product Warranties
We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties are as follows:

Balance at December 31, 2016, and 2015, respectively	$74	$100
Provisions	37	29
Expenditures	(44)	(49)
Other (1)	97	(6)
Balance at December 31, 2017, and 2016, respectively	$164	$74

(1)	Includes an increase of $93 million in the year ended December 31, 2017 as a result of the Baker Hughes acquisition.
NOTE 22. QUARTERLY DATA (UNAUDITED)

(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
2017
Revenue	$3,064	$3,015	$5,301	$5,799	$17,179
Gross profit (1)	687	539	952	858	3,036
Restructuring, impairment and other (2)	42	59	191	119	412
Merger and related costs	66	85	159	63	373
Net income (loss) attributable to Baker Hughes, a GE company	—	—	(134)	31	(103)
Basic earnings (loss) per Class A common share			(0.31)	0.07	(0.24)
Diluted earnings (loss) per Class A common share			(0.31)	0.07	(0.24)
Cash dividend per Class A common share			0.17	0.18	0.35
Common stock market prices:
High			37.91	36.86
Low			32.54	29.73

2016
Revenue	$3,361	$3,210	$3,073	$3,438	$13,082
Gross profit (1)	712	661	766	793	2,932
Restructuring, impairment and other (2)	147	228	77	64	516
Merger and related costs	5	3	2	23	33
Net income (loss) attributable to Baker Hughes, a GE company	—	—	—	—	—

(1)	Represents revenue less cost of sales and cost of services.

(2)
Restructuring, impairment and other costs associated with asset impairments, workforce reductions, facility closures and contract terminations recorded during 2017 and 2016. See "Note 20. Restructuring, Impairment and Other" for further discussion.

BHGE Financial Statements & Notes | 55